UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.        )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

EUROPEAN WAX CENTER, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

European Wax Center, Inc.

5830 Granite Parkway, 3rd Floor

Plano, Texas 75024

(469) 264-8123

Dear Stockholders:

You are cordially invited to attend the European Wax Center, Inc. Annual Meeting of Stockholders (the “Annual Meeting”) on June 3, 2025. This year’s Annual Meeting will be held virtually. There will not be an in-person meeting. We believe hosting a virtual meeting will allow for greater stockholder attendance at the Annual Meeting by enabling stockholders who might not otherwise be able to travel to a physical meeting to attend online and participate from any location. Stockholders will be able to attend and vote online (for those who intend to vote at the Annual Meeting) at www.virtualshareholdermeeting.com/EWCZ2025. The Company has designed the format of the Annual Meeting to ensure that stockholders are afforded the same rights and opportunities to participate as they would at an in-person meeting, using online tools to ensure stockholder access and participation.

On April 18, 2025, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for the Annual Meeting and our 2024 Annual Report on Form 10-K. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting and Proxy Statement.

The proxy statement accompanying this letter describes the business we will consider at the meeting. Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares promptly by mail, telephone or Internet as instructed on the enclosed proxy card or voting instruction card. Proxies forwarded by or for brokers or fiduciaries should be returned as requested by them.

We hope that you will be able to join us virtually on June 3rd.

Sincerely, Chris Morris Chief Executive Officer and Chairman

IF YOU PLAN TO ATTEND THE MEETING

The Notice includes your control number, which will serve as an admission ticket for one stockholder to register for and attend the Annual Meeting. On April 18, 2025, we also first mailed this proxy statement and the enclosed proxy card to certain stockholders. If you received a paper copy of the proxy materials in the mail, the proxy card includes the control number for one stockholder to attend the Annual Meeting. Stockholders holding stock in brokerage accounts (“street name” holders) will need to obtain the control number reflecting their stock ownership as of the record date, April 7, 2025.

EUROPEAN WAX CENTER, INC.

5830 Granite Parkway, 3rd Floor

Plano, Texas 75024

(469) 264-8123

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

The 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of European Wax Center, Inc. (“the Company”) will be held on June 3, 2025. The Annual Meeting will be held in a virtual format only. The Annual Meeting may be accessed by entering the control number provided on your proxy card, voting instruction form, or Notice of Internet Availability at www.virtualshareholdermeeting.com/EWCZ2025. Login will be available starting at 10:15 A.M. CDT and the meeting will begin promptly at 10:30 A.M. CDT for the following purposes:

1.
Election of the two director nominees named in the Proxy Statement to serve until the 2028 annual meeting of stockholders;
2.
Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ended January 3, 2026; and
3.
Transacting such other business as may properly come before the meeting or any adjournment thereof.

These proposals are more fully described in the Proxy Statement accompanying this Notice.

April 7, 2025 has been fixed as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Only stockholders of record at the close of business as of the record date will be entitled to notice of, and to vote at, the Annual Meeting. If you would like an opportunity to view the stockholder list, it will be available 10 days in advance of the meeting. Please contact the Corporate Secretary to make accommodations to view the list. Your vote is important. Whether or not you expect to attend the Annual Meeting, we encourage you to vote by Internet, by telephone or by completing, signing and dating your printable proxy card and returning it as soon as possible. If you are voting by Internet or by telephone, please follow the instructions on your proxy card. If you attend the Annual Meeting and vote during the meeting, your proxy will not be used.

If you need assistance voting your shares, please send an e-mail to ir@myewc.com.

You may attend the Annual Meeting and vote your shares during the meeting, even if you previously voted by Internet or telephone or if you returned your proxy card. Your proxy (including a proxy granted by the Internet or by telephone) may be revoked by sending in another signed proxy card with a later date, sending a letter revoking your proxy to the Company’s Corporate Secretary in Plano, Texas, voting again by Internet or telephone, or attending the Annual Meeting and voting during the meeting. If you are a registered stockholder

(meaning you hold your shares directly in your name), you must present a valid control number to attend the meeting. If you are a beneficial stockholder (meaning your shares are held in the name of a broker, bank or other holder of record), you will also need to present a control number showing proof of ownership to attend the meeting.

We look forward to seeing you. Thank you for your ongoing support of and interest in European Wax Center, Inc.

By Order of the Board of Directors, Gavin M. O’Connor Chief Administrative Officer, General Counsel and Corporate Secretary

Important notice regarding the Internet availability of proxy materials for the stockholders meeting to be held on June 3, 2025. Stockholders may access, view and download the 2025 Proxy Statement and the 2024 Annual Report at www.proxyvote.com.

i

TABLE OF CONTENTS (Continued)

ii

EUROPEAN WAX CENTER, INC.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

June 3, 2025

INTRODUCTION

This Proxy Statement provides information for stockholders of European Wax Center, Inc. (“we,” “us,” “our,” “EWC” and the “Company”), as part of the solicitation of proxies by the Company and its board of directors (the “Board of Directors”) from holders of the outstanding shares of the Company’s common stock, par value $0.00001 per share, for use at the Company’s annual meeting of stockholders to be held in a virtual format at www.virtualshareholdermeeting.com/EWCZ2025 at 10:30 A.M., CDT on June 3, 2025, and at any adjournments or postponements thereof (the “Annual Meeting”).

At the Annual Meeting, stockholders will be asked to vote either directly or by proxy on the following matters discussed herein:

1.
Election of the two director nominees named in the Proxy Statement to serve until the 2028 annual meeting of stockholders;
2.
Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ended January 3, 2026; and
3.
Transacting such other business as may properly come before the meeting or any adjournment thereof.

A Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including this Proxy Statement and our 2024 Annual Report on Form 10-K, is being mailed to stockholders on or about April 18, 2025. The Notice also provides instructions on how to vote over the Internet, by phone or by mail. If you receive a Notice by mail, you will not receive printed and mailed proxy materials unless you specifically request them.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

We include this Q&A section to provide some background information and brief answers to several questions you might have about the Annual Meeting. We encourage you to read the enclosed Proxy Statement in its entirety.

Why are we providing these materials?

Our Board of Directors is providing these materials to you in connection with our Annual Meeting, which will take place on June 3, 2025, and will be held in a virtual format at www.virtualshareholdermeeting.com/EWCZ2025 beginning at 10:30 A.M., CDT. Stockholders are invited to participate in the Annual Meeting and are requested to vote on the proposals described herein. Please be sure to retain the control number listed on your proxy card, voting instruction form, or Notice in order to attend our virtual stockholders’ meeting.

What information is contained in this Proxy Statement?

This Proxy Statement contains information relating to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our directors and most highly paid officers, and other required information.

What proposals will be voted on at the Annual Meeting?

There are two proposals scheduled to be voted on at the Annual Meeting:

•
Elect the two director nominees named in this Proxy Statement to serve until the 2028 annual meeting of stockholders; and
•
Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ended January 3, 2026.

We will also consider other business that properly comes before the Annual Meeting.

What shares can I vote?

You may vote all shares of common stock that you owned as of the close of business on the record date, April 7, 2025. You may cast one vote per share, including shares (i) held directly in your name as the stockholder of record and (ii) held for you as the beneficial owner through a stockbroker, bank, or other nominee. The proxy card will indicate the number of shares.

As of April 7, 2025, there were 43,305,826 shares of Class A common stock outstanding and 11,865,546 shares of Class B common stock outstanding, all of which are entitled to be voted at the Annual Meeting.

A list of stockholders will be available at our headquarters at 5830 Granite Parkway, 3rd Floor, Plano, Texas 75024 for a period of at least ten days prior to the Annual Meeting for examination by any stockholder.

What are the voting rights of stockholders?

Each share of our common stock is entitled to one vote. There is no cumulative voting.

What is the difference between being a stockholder of record and a beneficial owner?

Many of our stockholders hold their shares through stockbrokers, banks, or other nominees, rather than directly in their own names. As summarized below, there are some differences between being a stockholder of record and a beneficial owner.

Stockholder of record: If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are the stockholder of record, and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals named on the proxy card or to vote at the Annual Meeting.

Beneficial owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or other nominee, who is considered to be the stockholder of record. As the beneficial owner, you have the right to tell your nominee how to vote, and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from your nominee authorizing you to do so. Your nominee has sent you instructions on how to direct the nominee’s vote. You may vote by following those instructions and the instructions on the Notice.

How do stockholders vote?

If you are a stockholder of record, you may have your shares voted on matters presented at the Annual Meeting in any of the following ways:

•
During the meeting-you may attend the Annual Meeting virtually and cast your vote then. If you have already voted online, by telephone or by mail, your vote at the Annual Meeting will supersede your prior vote.
•
By proxy-stockholders of record have a choice of voting by proxy:
•
over the Internet at www.proxyvote.com;
•
by using a toll-free telephone number noted on your proxy card; or
•
by executing and returning a proxy card and mailing it in the postage-paid envelope provided. Please allow sufficient time for delivery of your proxy card if you decide to vote by mail.

The Internet and telephone voting facilities for stockholders of record will close at 10:59 P.M., CDT, on June 2, 2025.

If you properly cast your vote by either voting your proxy via Internet, telephone or by executing and returning the proxy card, and if your vote is not subsequently revoked by you, your vote will be voted in accordance with your instructions. If any other matter is presented, your proxy will vote in accordance with the proxy holders’ best judgment. At the time we mailed these proxy materials, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this Proxy Statement.

If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors. If you are a street name holder and wish to vote at the meeting, you must first obtain a proxy from your bank, broker or other holder of record authorizing you to vote.

A control number, located on your proxy card, voting instruction form, or Notice, is designed to verify your identity and allow you to vote your shares, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote by telephone or Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Beneficial owner: If you are the beneficial owner of shares held in “street name,” you may vote by following the instructions sent to you by your broker, bank or other nominee and the instructions on the Notice. Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or other nominee.

What is a proxy holder?

We are designating Gavin O’Connor, our Chief Administrative Officer, and Thomas Kim, our Chief Financial Officer, to hold and vote all properly-tendered proxies (except votes “withheld”). If you have indicated a vote, Mr. O’Connor and Mr. Kim will vote accordingly. If you have left a vote blank, Mr. O’Connor and Mr. Kim will vote as the Board of Directors recommends. While we do not expect any other business to come up for a vote, if it does, they will vote in their discretion. If a director nominee is unwilling or unable to serve, the proxy holders will vote in their discretion for an alternative nominee.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote your shares:

•
“FOR” the election of the Board of Directors’ nominees; and
•
“FOR” the ratification of the appointment of Deloitte & Touche LLP.

May my broker vote for me?

If your broker holds your shares in street name, the broker may vote your shares on routine matters even if it does not receive instructions from you.

What are abstentions and broker non-votes?

An abstention represents the action by a stockholder to refrain from voting “for” or “against” a proposal.

A “broker non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote the shares on a proposal because the broker, bank or other nominee does not have discretionary voting power for a particular item and has not received instructions from the beneficial owner regarding voting. Brokers, banks or other nominees who hold shares for the accounts of their clients have discretionary authority to vote shares if specific instructions are not given with respect to routine matters. Although the determination of whether a broker, bank or other nominee will have discretionary voting power for a particular item is typically determined only after proxy materials are filed with the Securities and Exchange Commission (“SEC”), we expect that the proposal on ratification of the appointment of our independent registered public accounting firm (Proposal 2) will be a routine matter and that the election of each nominee for director (Proposal 1) will be a non-routine matter. Accordingly, if you hold your shares through a broker, bank or other nominee and you do not timely provide your broker, bank or other nominee with specific instructions on how to vote your shares, your broker, bank or other nominee would not be authorized to cast a vote on your behalf on Proposal 1 (election of each nominee for director) but would be authorized to cast a vote on your behalf, in its discretion, on Proposal 2 (ratification of the appointment of Deloitte & Touche LLP). In such cases, a “broker non-vote” may be entered with respect to your shares on Proposals 1 to reflect that your broker was present with respect to your shares at the meeting but was not exercising voting rights on your behalf with respect to those shares. Brokers, banks and other nominees generally have discretionary authority to vote on the ratification of the appointment of an independent registered public accounting firm (Proposal 2); thus, we do not expect any broker non-votes on this matter.

Can I change my vote or revoke my proxy?

Yes, you may change your vote after you send in your proxy card or vote your shares via the Internet or by telephone by following these procedures:

•
Entering a new vote online;
•
Entering a new vote by telephone;
•
Signing and returning a new proxy card bearing a later date, which will automatically revoke your earlier proxy instructions; or
•
Attending the Annual Meeting and voting during the meeting.

What constitutes a quorum for the Annual Meeting?

The presence at the meeting, in person at the virtual meeting or by proxy, of the holders of common stock representing a majority of the voting power of all outstanding shares of stock of the Company entitled to vote on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, there were 43,305,826 shares of Class A common stock outstanding and 11,865,546 shares of Class B common stock outstanding, all of which are entitled to be voted at the Annual Meeting. Both abstentions and “broker non-votes” (when a broker does not have authority to vote on the proposal in question) are counted as present for the purpose of determining the presence of a quorum.

What vote is required to approve the election of directors (Proposal 1)?

Director nominees are elected by plurality vote. Therefore, if you do not vote for a nominee, or you “withhold” authority to vote for a nominee, your vote will not count either “for” or “against” the nominee. Broker non-votes will have no effect on the outcome of Proposal 1.

What vote is required to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ended January 3, 2026 (Proposal 2)?

Proposal 2 will be approved if a majority of the voting power of shares of stock present in person or represented by proxy and entitled to vote thereon vote “for” the proposal. You may vote “for” or “against,” or abstain from voting on Proposal 2. Abstentions will have the same effect as votes “against” the proposal. We do not expect any broker non-votes on this proposal.

What does it mean if I receive more than one Notice?

You may receive more than one Notice if, for example, you hold your shares in multiple brokerage accounts. You must vote based on the instructions in each Notice separately.

How are votes counted?

Broadridge Financial Solutions has been appointed to be the inspector of elections and in this capacity will supervise the voting, decide the validity of proxies and certify the results. We will publish final vote counts within four business days after the Annual Meeting on a Current Report on Form 8-K.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, either within the Company or to third parties, except as necessary (i) to meet applicable legal requirements, (ii) to allow for tabulation and certification of the vote, and (iii) to facilitate successful proxy solicitation by the Board of Directors.

Who pays for costs relating to the proxy materials and Annual Meeting?

The costs of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Stockholders and the enclosed Annual Report and proxy card, along with the cost of posting the proxy materials on a website, are borne by us. In addition to the use of mail, our directors, officers and employees may solicit proxies personally and by telephone and other electronic means. They will receive no compensation in addition to their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies. We may reimburse these persons for their expenses in doing so.

Who can attend the Annual Meeting?

Any Company stockholder as of the close of business on the record date may attend the meeting. Stockholders must present a valid control number in order to be admitted to the meeting. Even if you plan to attend the meeting, please vote your shares by submitting a proxy.

How can I attend the virtual annual meeting?

Only stockholders of record and beneficial owners of shares of our common stock as of the close of business on the record date, may attend and participate in the Annual Meeting, including voting and asking questions during the virtual Annual Meeting. You will not be able to attend the Annual Meeting physically in person.

No pre-meeting registration is required to attend the virtual Annual Meeting. In order to attend the Annual Meeting, you must enter the control number located on your proxy card, voting instruction form, or Notice. If you are a beneficial owner of shares registered in the name of a broker, bank or other nominee, you will also need to provide the registered name on your account and the name of your broker, bank or other nominee as part of the registration process. If you do not have a control number, you will be able to access the Annual Meeting as a guest. However, if you access the Annual Meeting as a guest, then you will attend the Annual Meeting in listen-only mode and will not be able to participate in the Annual Meeting.

On the day of the Annual Meeting, stockholders may begin to log in to the virtual-only Annual Meeting 15 minutes prior to the Annual Meeting. The Annual Meeting will begin promptly at 10:30 A.M., CDT.

We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the virtual-only Annual Meeting platform, including any difficulties voting or submitting questions, you may call the technical support number that will be posted in your instructional email.

How can I submit questions before and during the virtual annual meeting?

Our virtual Annual Meeting will allow stockholders to submit questions before and during the Annual Meeting. During a designated question and answer period at the Annual Meeting, we will respond to appropriate questions submitted by stockholders.

We will answer as many stockholder-submitted questions as time permits, and any questions that we are unable to address during the Annual Meeting will be answered following the meeting, with the exception of any questions that are irrelevant to the purpose of the Annual Meeting or our business or that contain inappropriate or derogatory references which are not in good taste. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our business operates under the direction of our Board of Directors, which currently consists of eight directors. In accordance with our Amended and Restated Certificate of Incorporation, our Board of Directors consists of three classes of approximately equal size: Classes I, II, and III, with terms expiring in 2025, 2026, and 2027, respectively. Alexa Bartlett and Julia Hunter are the Class I directors whose terms expire at the Annual Meeting. Our Board of Directors has nominated, and stockholders are being asked to reelect, Alexa Bartlett and Julia Hunter for three-year terms expiring at our 2028 annual meeting of stockholders. If elected, the nominees will each hold office until the conclusion of our 2028 annual meeting of stockholders and a successor is duly elected and qualified or until earlier death, resignation, or removal.

Each of the two nominees currently serves as a director of the Company. Ms. Bartlett was elected by stockholders in 2022, and Ms. Hunter was appointed by the Board of Directors in 2024. The Board of Directors is not aware of any nominee who will be unable or unwilling to serve as a director if elected at the Annual Meeting. In the event that one or more nominees is unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board of Directors, or the Board of Directors may reduce the number of directors to be elected at the Annual Meeting. Information relating to each nominee for election as director and for each continuing director, including his or her period of service as a director of the Company, principal occupation and other biographical material, is shown later in this Proxy Statement.

The Board of Directors recommends a vote FOR the election of each of the nominees as director.

BOARD OF DIRECTORS

The following table sets forth the name, age, and position, as of April 7, 2025, of individuals who currently serve as directors on our Board.

Name	Age	Position
Chris Morris	54	Chief Executive Officer and Chairman
David P. Berg	63	Director
Alexa Bartlett	37	Director
Andrew Crawford	46	Director
Julia Hunter	40	Director
Dorvin D. Lively	66	Director
Laurie Ann Goldman	62	Director
Nital Scott	46	Director

Class I Directors with Terms Expiring in 2025

Alexa Bartlett has served as a member of our board of directors since April 2021 and a member of EWC Ventures, LLC’s (“EWC Ventures”) board of directors since August 2020. Ms. Bartlett is a Principal at General Atlantic, focusing on investments in the firm’s Consumer sector. Prior to joining General Atlantic in 2020, Ms. Bartlett served as a Vice President at Warburg Pincus from 2016 to 2020. Prior to that, she was at Bain Capital, where she focused primarily on consumer and healthcare investments. Ms. Bartlett started her career in the Private Equity Group at Goldman Sachs. She also serves as a member of the board of directors of VEGAMOUR, Restore Hyper Wellness and Buff City Soap. Ms. Bartlett earned a B.A. in Engineering from Dartmouth College and an M.B.A. from Stanford Graduate School of Business. We believe Ms. Bartlett is well-qualified to serve on our board of directors because of her extensive financial services and business experience.

Julia Hunter has served as a member of our board of directors since August 2024. Ms. Hunter is currently a Managing Partner at Westview Ventures, a strategic advisory firm focusing on growth and e-commerce marketing, product strategy and brand development and strategy. Previously, Ms. Hunter served as Chief Executive Officer at Jenni Kayne, a luxury California lifestyle and fashion brand, from 2015 to 2024. Prior to that, Ms. Hunter served in various roles at Elizabeth and James, J. Crew, Louis Vuitton, and Loeffler Randall. Ms. Hunter started her career as an Investment Banking Analyst at Revolution Partners. Ms. Hunter earned a B.A. in Economics from The University of California, San Diego. We believe Ms. Hunter is well-qualified to serve on our board of directors because of her extensive leadership experience and experience in the consumer industry.

Class II Directors with Terms Expiring in 2026

Dorvin D. Lively has served as a member of our board of directors since July 2021. Mr. Lively currently serves as the Chief Executive Officer of Buff City Soap. Previously, Mr. Lively served as President of Planet Fitness, Inc. from January 2019 to October 2022, as well as serving as President and Chief Financial Officer from May 2017 to January 2019. Mr. Lively served as Chief Financial Officer of Planet Fitness, Inc. from July 2013 to May 2017. Prior to Planet Fitness, he held several roles at RadioShack from August 2011 to July 2013, including as Executive Vice President, Chief Financial Officer, interim Chief Executive Officer and Chief Administrative Officer. Prior to RadioShack, Mr. Lively was Chief Financial Officer of Ace Hardware Corp. His experience also includes previous positions as Maidenform Brands, Toys R Us, The Reader’s Digest Association and Pepsi-Cola International. Mr. Lively also serves as a member of the board of directors of Mister Car Wash, Inc. Mr. Lively earned a B.S. in accounting from the University of Arkansas. We believe Mr. Lively is well-qualified to serve on our board of directors because of his extensive leadership experience, knowledge of corporate finance matters and experience in the consumer services industry.

Laurie Ann Goldman has served as a member of our board of directors since July 2021. She currently serves as Chief Executive Officer and President of Tupperware, a position which she has held since October 2023. Before that, Ms. Goldman served as Chief Executive Officer of OVME from February 2023 to October 2023 and Avon North America from August 2018 to August 2019. Ms. Goldman has over 30 years of management and operating experience building consumer and retail businesses. She served as Chief Executive Officer of Spanx from 2002 to 2014. Prior to Spanx, she served in various marketing and operational leadership roles at The Coca-Cola Company for a decade. She also serves as a member of the board of directors of Invited, 101 Studios, Apollo Aligned Alternatives, and Cole Haan. Ms. Goldman earned a B.S. from the Moody School of Communication at the University of Texas at Austin. We believe Ms. Goldman is well-qualified to serve on our board of directors because of her significant leadership experience in the retail, consumer and business services industries and her experience serving on the boards of multiple companies.

Nital Scott has served as a member of our board of directors since November 2021. Ms. Scott serves as Chief Financial Officer of K18 Hair. Previously, Ms. Scott served as Chief Financial Officer of Beautycounter from October 2017 to March 2022. Prior to this she served as Senior Vice President, Finance, from September 2014 to October 2017. Prior to Beautycounter, her professional experience includes roles as a Vice President in the Investment Banking division of Goldman Sachs and as an Audit Manager at KPMG. She also currently serves on the board of directors of Welch Foods, Inc. Ms. Scott earned a B.A. in Economics from U.C.L.A. and an M.B.A. from the Anderson School of Management at U.C.L.A. We believe Ms. Scott is well-qualified to serve on our board of directors because of her experience in the consumer products industry and her knowledge of corporate finance, accounting and capital markets matters.

Class III Directors with Terms Expiring in 2027

David P. Berg has served as a member of our board of directors since April 2021 and a member of EWC Ventures’s board of directors since October 2018. Mr. Berg most recently served as our Chief Executive Officer from October 2018 to September 2023 and again from August 2024 to January 2025. Prior to joining the Company, Mr. Berg served as Chief Executive Officer of Carlson Hospitality Group from May 2015 to March 2017, where he led the Carlson corporate center and managed the global hotel business. He also served as Chief Operating Officer of Carlson from January 2014 to April 2015. Previously, he served as Chief Executive Officer and Chief Customer Service Officer of Z Wireless from June 2013 to January 2014, as Executive Vice President and President of Outback Steakhouse from September 2011 to May 2013, as Chief Operating Officer of GNC Holdings Inc. from September 2009 to September 2011, and as Executive Vice President and Chief Operating Officer of Best Buy International from 2002 until 2009. He also served on the board of directors of Planet Fitness from September 2015 to May 2020. Mr. Berg received a B.A. in Economics from Emory University, and a J.D. with honors from the University of Florida College of Law. We believe Mr. Berg is qualified to serve as a member of our board of directors because of his experience building and leading our business, his insight into corporate matters as our former Chief Executive Officer and his extensive leadership experience in the consumer industry.

Andrew Crawford has served as a member of our board of directors since April 2021 and a member of EWC Ventures’s board of directors since September 2018. Mr. Crawford is a Managing Director and Global Head of General Atlantic’s Consumer sector. He also serves on General Atlantic’s Management Committee and is Chairman of the Portfolio Committee. Prior to joining General Atlantic in 2014, Mr. Crawford was at Advent International from 2003 to 2014, where he served as a senior member of the investment team focusing on the Retail & Consumer sector. He also serves as a member of the board of directors of Authentic Brands Group, Joe & the Juice, Torchy’s Tacos and Buff City Soap. Mr. Crawford earned a B.S. in Business Administration & Accounting from Washington and Lee University and an M.B.A. from Harvard Business School. We believe Mr. Crawford is well-qualified to serve on our board of directors because of his extensive consumer sector experience and because of his experience serving on the boards of multiple companies.

Chris Morris has served as our Chief Executive Officer and chair of our board of directors since January 2025. Previously, Mr. Morris served as Chief Executive Officer and board member of Dave and Buster’s, an owner and operator of entertainment and dining venues, since June 2022, where he led the opening of 30 new locations and established an international expansion pipeline during his tenure. Prior to joining Dave and Buster’s, Mr. Morris served as President and Chief Executive Officer of Main Event Entertainment, a leading provider of family-focused location-based entertainment and dining, from March 2018 to June 2022, and oversaw a period of significant revenue growth, in addition to its merger with Dave & Buster’s. Mr. Morris also served as President of California Pizza Kitchen from 2014 to 2018, where he played a key role in revitalizing the brand and returning the business to positive comparable store sales, and as Chief Financial Officer of On the Border Mexican Grill & Cantina from 2010 to 2014. Mr. Morris also served as Chief Financial Officer of CEC Entertainment, Inc., the owner and operator of the Chuck E. Cheese family entertainment and dining brand, from 2004 to 2010. Mr. Morris received a B.S. in Accounting from Missouri State University and an M.B.A. from the University of Kansas.

CORPORATE GOVERNANCE

Board Composition

Our business and affairs are managed under the direction of the Board of Directors. Our Board of Directors consists of eight directors. Our Amended and Restated Certificate of Incorporation provides that our Board shall consist of at least three directors but not more than twenty (20) directors and that the number of directors may be fixed from time to time by resolution of our Board of Directors. Our Board is divided into three classes, as follows:

•
Class I, which consists of Alexa Bartlett and Julia Hunter. The terms of Ms. Bartlett and Ms. Hunter will continue until the Annual Meeting of stockholders and a successor is duly elected and qualified or until earlier death, resignation or removal;
•
Class II, which consists of Laurie Ann Goldman, Dorvin D. Lively and Nital Scott. The terms of Ms. Goldman, Mr. Lively and Ms. Scott will continue until our 2026 annual meeting of stockholders and a successor is duly elected and qualified or until earlier death, resignation or removal; and
•
Class III, which consists of David P. Berg, Andrew Crawford and Chris Morris. The terms of Mr. Berg, Mr. Crawford and Mr. Morris will continue until our 2027 annual meeting of stockholders and a successor is duly elected and qualified or until earlier death, resignation or removal.

At this time, the Board of Directors believes that the classified board structure is in the best interest of the Company. The three-year term will ensure that at any given time the majority of the directors will have deep knowledge of the Company and a firm understanding of its goals, and it allows for continuity and stability of our Board, promoting the balance of long-term and short-term interests of the Company and its stockholders. The structure also safeguards the Company from third-party takeover attempts, as it will require a longer period to change majority control of the board. A classified board remains accountable to the Company’s stockholders. The directors continue to have a fiduciary responsibility to the stockholders, and the stockholders have the ability to elect one third of the Board of Directors annually to ensure their interests are represented.

We entered into a Stockholders’ Agreement prior to consummation of our initial public offering that provided the General Atlantic Equityholders (as defined below) with the right to nominate a specified number of our directors, determined based on the percentage of our common stock beneficially owned by the General Atlantic Equityholders immediately prior to the initial public offering. So long as the General Atlantic Equityholders beneficially own at least 30% of our outstanding common stock, the General Atlantic Equityholders are entitled to nominate three directors. When the General Atlantic Equityholders beneficially own less than 30% but at least 15% of our outstanding common stock, the General Atlantic Equityholders would be entitled to nominate two directors. Thereafter, the General Atlantic Equityholders would be entitled to nominate one director so long as they beneficially own at least 10% of the Company’s outstanding common stock. To the extent permitted under applicable regulations of the Nasdaq Global Select Market (the “Exchange”), for so long as the General Atlantic Equityholders have the right to nominate one director, the General Atlantic Equityholders shall be entitled to have one of their nominees serve on each committee of our Board of Directors. The General Atlantic Equityholders’ initial nominees for our board of directors were Alexa Bartlett, Andrew Crawford and Shaw Joseph. Mr. Joseph resigned from our board of directors in August 2024. In addition, the Stockholders’ Agreement (as defined below) prohibits us from increasing or decreasing the size of our Board of Directors without the prior written consent of the General Atlantic Equityholders so long as they or any of their affiliates or permitted transferees beneficially own shares representing 25% of our issued and outstanding common stock.

Our amended and restated certificate of incorporation provides that directors may be removed only for cause by the affirmative vote of at least 66 ⅔% of our outstanding shares of common stock. At any meeting of the Board of Directors, except as otherwise required by law, a majority of the total number of directors then in office will constitute a quorum for all purposes.

Director Independence

The Board of Directors has undertaken a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. The Board of Directors has determined that Alexa Bartlett, Andrew Crawford, Julia Hunter, Dorvin D. Lively, Laurie Ann Goldman and Nital Scott are each “independent directors” as such term is defined by the applicable rules and regulations of the Exchange. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our shares by each non-employee director and the transactions described in the section titled “Certain Relationships and Related Party Transactions.”

Annual Board and Committee Performance Review

Pursuant to our corporate governance guidelines, our Nominating and Governance Committee is responsible for reporting annually to the Board of Directors an evaluation of the overall performance of the Board of Directors. Additionally, the charters of our Audit Committee, Compensation Committee and Nominating and Governance Committees each provide that the respective committee is responsible for performing or participating in an annual evaluation of its performance, the results of which are presented to the Board of Directors.

Board of Directors Leadership Structure

Our corporate governance guidelines provide maximum flexibility to the Board of Directors in choosing a Chair of the Board of Directors. The corporate governance guidelines provide that such offices may be held by different people or the same person, as determined by the Board of Directors. The Board of Directors believes that it is in the best interests of the Company for the Board of Directors to make a determination regarding whether or not to separate the roles of the Chair and the Chief Executive Officer based on the then-current circumstances. The role of Chief Executive Officer and Chair of the Board of Directors is held by Chris Morris.

Board Meetings, Attendance and Committees

Our Board of Directors met nine times during 2024. Each director attended at least 75% of the aggregate meetings of the Board and meetings of the board committees on which such director served in 2024. The Board also approved certain actions by unanimous written consent in lieu of a meeting.

It is our policy that our directors attend annual meetings of stockholders.

As of the date of this Proxy Statement, our Board has three standing committees: the Audit Committee; the Compensation Committee and the Nominating and Governance Committee. Each committee operates under its own written charter adopted by the Board, each of which is available on our website at https://investors.waxcenter.com/corporate-governance/governance-overview. Information appearing on https://investors.waxcenter.com is not a part of and is not incorporated by reference in this proxy statement.

Audit Committee

Our Audit Committee is composed of Dorvin D. Lively, Laurie Ann Goldman and Nital Scott, with Dorvin D. Lively serving as chair of the committee. Our Board of Directors has determined each member of our Audit Committee meets the definition of “independent director” under the rules of the Exchange and each member of our Audit Committee meets the definition of “independent director” under Rule 10A-3 under the Exchange Act. None of our Audit Committee members simultaneously serves on the audit committees of more than three public companies, including ours. Our Board of Directors has determined that Dorvin D. Lively is an “audit committee financial expert” within the meaning of the SEC’s regulations and applicable listing standards of the Exchange. The Audit Committee’s responsibilities include:

•
preparing the annual Audit Committee report to be included in our annual proxy statement;
•
overseeing and monitoring our accounting and financial reporting processes;
•
overseeing and monitoring the integrity of our financial statements and internal control system;
•
overseeing and monitoring the independence, retention, performance and compensation of our independent registered public accounting firm;
•
overseeing and monitoring the performance, appointment and retention of our internal audit department;
•
reviewing and discussing, with management and the internal audit group risk assessment and risk management policies, including risks related to cybersecurity and information technology systems;
•
overseeing and monitoring our compliance with legal and regulatory matters; and
•
providing regular reports to the Board of Directors.

During the year ended January 4, 2025, the Audit Committee met eight times.

Compensation Committee

Our Compensation Committee is composed of Andrew Crawford, Laurie Ann Goldman and Alexa Bartlett, with Andrew Crawford serving as chair of the committee. The Compensation Committee has the authority to delegate to subcommittees of the Compensation Committee any of the responsibilities of the full committee as may be permitted by applicable laws and in accordance with applicable rules of the Exchange. The Compensation Committee’s responsibilities include:

•
reviewing, evaluating and making recommendations to the full Board of Directors regarding our compensation policies and programs;
•
reviewing and approving the compensation of our chief executive officer, and recommend to the Board of Directors for approval, the compensation of other executive officers and key employees, including all material benefits, option or stock award grants and perquisites and all material employment agreements;
•
reviewing and making recommendations to the Board of Directors with respect to our incentive compensation plans, equity-based compensation plans and retirement plans;
•
administering incentive compensation and equity-related plans and retirement plans;
•
reviewing and making recommendations to the Board of Directors with respect to policies regarding the recovery or “clawback” of incentive compensation;
•
reviewing and making recommendations to the Board of Directors with respect to the financial and other performance targets that must be met; and

•
preparing an annual Compensation Committee report and taking such other actions as are necessary and consistent with the governing law and our organizational documents.

During the year ended January 4, 2025, the Compensation Committee met six times.

Nominating and Governance Committee

Our Nominating and Governance Committee is composed of Andrew Crawford, Julia Hunter, Dorvin D. Lively and Alexa Bartlett, with Andrew Crawford serving as chair of the committee. The Nominating and Governance Committee’s responsibilities include:

•
identifying candidates qualified to become directors of the Company, consistent with criteria approved by our Board of Directors;
•
recommending to our Board of Directors nominees for election as directors at the next annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected, as well as to recommend directors to serve on the other committees of the Board of Directors;
•
recommending to our Board of Directors candidates to fill vacancies and newly created directorships on the board of directors;
•
setting and reviewing the compensation of non-executive members of the Board of Directors;
•
developing and recommending to our Board of Directors guidelines setting forth corporate governance principles applicable to the Company;
•
oversee the Company’s Social Responsibility program, encompassing the Company’s efforts with respect to environmental, social and governance (“ESG”) matters of significance; and
•
overseeing the evaluation of our Board of Directors.

During the year ended January 4, 2025, the Nominating and Governance Committee met five times.

Board Oversight of Risk Management

Management is responsible for the day-to-day management of risks the Company faces. The full Board of Directors has the ultimate oversight responsibility for the risk management process, and, through its committees, oversees risk in certain specified areas. In particular, our Audit Committee oversees management of enterprise risks as well as financial risks and is responsible for overseeing the review and approval of related party transactions. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements and the incentives created by the compensation awards it administers. Our Nominating and Governance Committee oversees risks associated with business conduct and ethics. Our Nominating and Governance Committee also periodically reviews the Company’s policies and practices regarding the Company’s ESG and sustainability strategies, including a review of the Company’s reporting on ESG and sustainability and risks related to ESG. Pursuant to the Board of Directors’ instruction, management regularly reports on applicable risks to the relevant committee or the full Board of Directors, as appropriate, with additional review or reporting on risks conducted as needed or as requested by the Board of Directors and its committees. We have instituted an annual process that determines the most important enterprise risks based on severity, likelihood and ability to mitigate, and in turn develops action plans to address the risks. Enterprise risks include any significant event or circumstance that could impact the achievement of our business objectives. These risks include, among other things, strategic, operational, human capital, compliance, reputational, and ESG risks. These findings are presented to the Audit Committee and the full Board of Directors annually. The Audit Committee and the Board of Directors may consult with outside advisors to anticipate future threats and trends and will retain such outside advisors as they deem necessary.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee. For a description of transactions between us and members of our Compensation Committee and affiliates of such members, please see “Certain Relationships and Related Party Transactions.”

Code of Conduct

We have adopted a code of conduct that applies to all of our employees, officers and directors (the “Code of Conduct”). The Code of Conduct is available on our website at https://investors.waxcenter.com/corporate-governance/governance-overview. If we make any substantive amendments to the Code of Conduct or grant any waiver, including any implicit waiver, from a provision of the Code of Conduct affecting our directors or executive officers, we will disclose the nature of such amendment or waiver on that website or in a Current Report on Form 8-K.

Securities Trading Policy

We have adopted a securities trading policy that governs the purchase, sale, and other dispositions of the Company’s securities by directors, officers, and employees, as well as by the Company itself. We believe that our securities trading policy and procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable listing standards. A copy of our securities trading policy was filed as exhibit 19 to our Annual Report on Form 10-K for the fiscal year ended January 4, 2025.

Corporate Governance Guidelines

We believe that good corporate governance is important to ensure that we are managed for the long- term benefit of our stockholders. The Board of Directors has adopted corporate governance guidelines to set clear parameters for the operation of our Board of Directors. Our corporate governance guidelines are available on our website at https://investors.waxcenter.com/corporate-governance/governance-overview.

Director Nomination Process

The Nominating and Governance Committee recommends, and the Board of Directors nominates, candidates to stand for election as directors. The Nominating and Governance Committee has the authority to engage search firms for the purpose of identifying highly qualified director candidates, for which such firms are paid a fee. Stockholders may also directly nominate persons to be elected as directors in accordance with our bylaws and applicable law, as described under “Additional Information-Requirements for Stockholder Proposals.”

Board Membership Criteria

We seek directors from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. This assessment will include an individual’s independence, as well as consideration of age, skills and experience, and a policy of promoting diversity, in the context of the needs of the Company.

Our Nominating and Governance Committee does not have a policy with respect to diversity, but takes into consideration each candidate’s ability, judgment and experience and the overall diversity and composition of our Board of Directors when recommending director nominees. The Nominating and Governance Committee periodically assesses the Company’s policies and procedures with respect to consideration of director nominees submitted by stockholders and reviews the qualifications of such candidates pursuant to these policies and procedures.

We look for a Board that represents diversity as to experience, gender, and ethnicity/race, and that reflects a range of talents, ages, skills, viewpoints, professional experiences, geographies, and educational backgrounds.

Board Diversity Matrix (as of April 7, 2025)

Total Number of Directors	8
	Female	Male
Part I: Gender Identity
Directors	4	4
Part II: Demographic Background
African American or Black	—	—
Alaskan Native or Native American	—	—
Asian	1	—
Hispanic or Latinx	—	—
Native Hawaiian or Pacific Islander	—	—
White	3	4
Two or More Races or Ethnicities	—	—
LGBTQ+	—	—
Demographic Background Undisclosed	—	—

Stockholder Engagement

We value stockholder engagement and strive for regular communication with our stockholders throughout the year. In addition to engaging with stockholders through our quarterly earnings calls, we routinely participate in direct investor meetings and investment community conferences.

Communications with Directors

Stockholders and other interested parties wishing to communicate directly with our Board of Directors or individual directors may do so by writing to the Board of Directors or such individual c/o the Corporate Secretary, European Wax Center, Inc., 5830 Granite Parkway, 3rd Floor, Plano, Texas 75024. The Corporate Secretary will forward such communications to the Board of Directors or individual at or prior to the next meeting of the Board of Directors. The Corporate Secretary will not forward any communication determined in his good faith belief to be frivolous, unduly hostile, threatening or similarly unsuitable.

Prohibition on Hedging and/or Pledging our Common Stock

We prohibit our directors, officers and other employees from engaging in short-term trading, short sales of our securities; purchasing or selling puts, calls or other derivative securities based on our securities; and entering into hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. We also prohibit our executive officers and directors from holding our securities in margin accounts or pledging our securities as collateral for a loan.

PROPOSAL 2:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ended January 3, 2026. We are asking our stockholders to ratify this appointment.

SEC and Exchange regulations require our Audit Committee to engage, retain, and supervise our independent registered public accounting firm. Our Audit Committee annually reviews our independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. Although stockholder ratification is not required by applicable law nor by our bylaws, we are submitting our selection of Deloitte as our independent registered public accounting firm as a matter of good corporate governance.

We expect that representatives of Deloitte will be present at the meeting, that the representatives will have the opportunity to make a statement if they so desire, and that they will be available to respond to appropriate questions.

Deloitte has served as our independent registered public accounting firm since 2019.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to the Audit Committee charter, the Audit Committee is responsible for the oversight of our accounting, reporting and financial practices. The Audit Committee has the responsibility to select, appoint, engage, oversee, retain, evaluate and terminate our external auditors; pre-approve all audit and non-audit services to be provided, consistent with all applicable laws, to us by our external auditors; and establish the fees and other compensation to be paid to our external auditors. The Audit Committee has pre-approved all audit and permitted non-audit services provided by Deloitte.

Principal Accountant Fees and Services

The following sets forth fees billed by Deloitte, for the audit of our annual financial statements and other services rendered for the fiscal years ended January 4, 2025 and January 6, 2024:

	Year Ended
	January 4, 2025	January 6, 2024
Audit Fees(1)	1,295,500	1,309,122
Audit Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	6,154	6,154
Total	1,301,654	1,315,276

(1)
Audit fees consist of fees billed for professional services performed by Deloitte for the audit of our annual financial statements, the review of interim financial statements and related services that are normally provided in connection with registration statements.

(2)
Audit-related fees may consist of fees billed by an independent registered public accounting firm for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements. There were no such fees incurred in 2024 or 2023.
(3)
Tax fees may consist of fees for professional services, including tax consulting and compliance performed by an independent registered public accounting firm.
(4)
All other fees consist of fees related to a subscription to online research and disclosure software.

There were no other fees billed by Deloitte & Touche LLP for services rendered to us, other than the services described above, for fiscal years ended January 4, 2025 and January 6, 2024.

The Board recommends a vote FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for the year ended January 3, 2026.

EXECUTIVE COMPENSATION

This section provides an overview of the compensation awarded to, earned by, or paid to our principal executive officer, our former principal executive officer, our next two most highly compensated executive officers as of January 4, 2025, and a former executive officer as of January 4, 2025 who is required to be included in this disclosure under SEC rules, in respect of their service to us for the fiscal year ended January 4, 2025, whom we refer to collectively as our “named executive officers.” Our named executive officers are:

•
David Berg, our former Chief Executive Officer and Executive Chair;
•
David Willis, our former Chief Executive Officer;
•
Gavin O’Connor, our Chief Administrative Officer, General Counsel and Corporate Secretary;
•
Stacie Shirley, our former Chief Financial Officer; and
•
Andrea Wasserman, our former Chief Commercial Officer.

David Berg departed from his position as Chief Executive Officer and Executive Chair of the Board of Directors effective January 7, 2025 and continues to serve as a member of the Board of Directors. David Willis departed from his position as Chief Executive Officer of the Company, effective August 12, 2024. Stacie Shirley departed from her position as Chief Financial Officer effective April 7, 2025. Andrea Wasserman departed from her position as Chief Commercial Officer of the Company effective September 16, 2024.

Summary Compensation Table

The following table shows the compensation awarded to, earned by, or paid to our named executive officers in respect of their service to us for the fiscal years ended January 4, 2025 and January 6, 2024 (or such shorter period of service, if applicable):

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Nonequity Incentive Plan Compensation ($)(4)	All Other Compensation (4) (5)	Total ($)
David Berg	2024	311,539	250,000	499,993	3,180,743	118,423	52,904	4,413,602
Former Chief Executive Officer	2023	511,058	—	1,099,997	1,099,995	474,676	30,882	3,216,608
and Executive Chair (6)
David Willis	2024	403,136	—	568,749	568,747	148,578	261,102	1,950,312
Former Chief Executive Officer(7)	2023	509,554	—	406,241	406,240	288,365	14,687	1,625,087
Gavin O’Connor	2024	405,096		854,998	1,018,943	97,831	14,455	2,391,323
Chief Administrative Officer, General	2023	389,904	—	299,985	299,998	179,756	14,261	1,183,904
Counsel and Corporate Secretary
Stacie Shirley	2024	393,942	—	299,990	299,998	89,967	16,626	1,100,523
Former Chief Financial Officer(8)
Andrea Wasserman	2024	373,158	—	374,998	374,993	64,534	174,237	1,361,920
Former Chief Commercial Officer(9)	2023	306,490	100,000	499,994	499,990	158,246	360	1,565,080

(1)
The amount reported in this column for 2024 for Mr. Berg represents a bonus received in connection with his appointment as Chief Executive Officer. The amount reported in this column for 2023 for Ms. Wasserman represents a sign-on bonus received in connection with her commencement of employment pursuant to the terms of Ms. Wasserman’s offer letter, described below.
(2)
The values set forth in this column for 2024 and 2023 represent the grant date fair value of restricted stock unit (“RSU”) awards granted to each of our named executive officers during 2024 and to Messrs. Berg, Willis and O’Connor and Ms. Wasserman during 2023, in each case, computed in accordance with FASB ASC Topic 718, disregarding the effect of estimated forfeitures. The assumptions used to value the RSUs for this purpose are set forth in Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2024 and Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2023. For RSU awards granted in 2024 and 2023, the grant date fair value was calculated by multiplying the closing price of the underlying shares of Class A common stock on the date of grant by the number of RSUs granted.
(3)
The amounts reported in this column represent the aggregate grant date fair value of options to purchase our Class A common stock granted to each of our named executive officers in 2024 and to Messrs. Berg, Willis and O’Connor and Ms. Wasserman during 2023, in each case, computed in accordance with FASB ASC Topic 718, excluding the effects of estimated forfeitures. The assumptions used in the valuation of these awards are set forth in Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2024 and Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2023.
(4)
The amounts reported in this column represent each named executive officer’s annual bonus earned with respect to fiscal years 2024 and 2023 based on the attainment of corporate performance goals as described below under "2024 Base Salary and Annual Bonus", in the case of bonuses earned with respect to fiscal year 2024.
(5)
The amounts reported in this column for 2024 include life insurance premium payments for Mr. Berg ($2,689), Mr. Willis ($798), Mr. O’Connor ($655), Ms. Shirley ($2,826) and Ms. Wasserman ($933); employer matching contributions to our 401(k) plan of $13,800 for each named executive officer; housing expenses for Mr. Berg ($36,415); and severance for Mr. Willis (salary continuation $240,003 and COBRA reimbursement: $6,501) and Ms. Wasserman (salary continuation $153,845 and COBRA reimbursement: $5,659). The amounts reported in this column for 2023 include life insurance premium payments for Mr. Berg ($4,722), Mr. Willis ($1,487), Mr. O’Connor ($1,061), and Ms. Wasserman ($360); employer matching contributions to our 401(k) plan of $13,200 for each of Messrs. Berg, Willis, and O’Connor; and a retirement gift (a watch) given to Mr. Berg in connection with his departure from his position as Chief Executive Officer of the Company ($12,960). Due to an administrative error, the life insurance premium payment for Ms. Wasserman with respect to 2023 was not paid in 2023, and the amount included for 2023 is the catch-up amount that was paid in 2024 equal to the amount that should have been paid in 2023. Other than in the case of Mr. Berg, each named executive officer also received certain personal benefits, the aggregate value of which did not exceed $10,000 for each individual in either year.
(6)
Mr. Berg was appointed Chief Executive Officer of the Company, effective August 12, 2024 and remained Executive Chair of the Board of Directors at such time. He departed from his position as Chief Executive Officer and Executive Chair of the Board of Directors, effective January 7, 2025 and continues to serve as a member of the Board of Directors.
(7)
Mr. Willis departed from his position as Chief Executive Officer of the Company, effective August 12, 2024.
(8)
No amounts are reported in this table for Ms. Shirley for 2023 because Ms. Shirley was not a named executive officer prior to 2024.
(9)
Ms. Wasserman departed from her position as Chief Commercial Officer of the Company, effective September 16, 2024.

Overview

Our executive compensation program is designed to attract, retain and reward key employees, to incentivize them to achieve key performance goals, and to align their interests with the interests of our stockholders. Our Compensation Committee is generally responsible for determining the compensation of our executive officers. Our Chief Executive Officer then in office made recommendations to our Compensation Committee about the compensation of his direct reports in respect of fiscal year 2024.

In 2024, our Compensation Committee continued to engage Meridian Compensation Partners, LLC, an independent compensation consulting firm, to assist it in evaluating the Company’s executive and director compensation practices, including program design, identification of an appropriate peer group for compensation comparison purposes and providing pay benchmarking data. Prior to engaging Meridian Compensation Partners, LLC, our Compensation Committee assessed the independence of Meridian Compensation Partners, LLC from management and, on the basis of that assessment and taking into consideration the independence factors that are required to be considered under applicable Nasdaq rules, determined that no relationships exist that would create a conflict of interest or that would compromise Meridian Compensation Partners, LLC’s independence.

2024 Base Salary and Annual Bonus

The employment agreement or offer letter with each named executive officer, described below, establishes a base salary for such officer, which was determined at the time that the named executive officer commenced employment with us. For 2024, the base salary for each of Mr. Willis, Ms. Shirley, and Ms. Wasserman was $600,000, $425,000, and $500,000, respectively. In connection with his appointment as Chief Executive Officer of the Company, effective August 12, 2024, Mr. Berg’s base salary increased from $100,000 to $600,000. Effective October 2024, Mr. O'Connor's base salary increased from $400,000 to $425,000.

With respect to fiscal year 2024, each of our named executive officers was eligible to receive an annual bonus, with the target amount of such bonus for each named executive officer initially set forth in his or her employment agreement or offer letter, described below. For fiscal year 2024, the target bonus amounts, expressed as a percentage of base salary, for each of Mr. Berg, Mr. Willis, Mr. O’Connor, Ms. Shirley, and Ms. Wasserman were as follows: 100%, 100%, 60%, 60%, and 60%, respectively. Annual bonuses for fiscal year 2024 for our named executive officers were based on the attainment of key financial, operational and other Company performance goals (90% of the annual bonus opportunity) and individual objectives (10% of the annual bonus opportunity), as determined by our Compensation Committee. The corporate performance goals for 2024 related to achieving certain levels of adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) (30%), new center openings (30%), same store sales (15%), and system wide sales (15%). For 2024, the Compensation Committee determined that two of the corporate performance goals were not met at the required minimum threshold level and the other two corporate goals (adjusted EBITDA and system-wide sales) were met between 92.3% and 95.7% of target and that each named executive officer, other than Mses. Shirley and Wasserman met his individual performance goals and Mses. Shirley and Wasserman's individuals performance goals were met between 0% and 50%. Based on such level of achievement, each named executive officer received a 2024 annual bonus as follows: Mr. Berg: $118,423; Mr. Willis, $148,578; Mr. O’Connor, $97,831, Ms. Shirley, $89,967, and Ms. Wasserman, $64,534. Mr. Willis and Ms. Wasserman’s 2024 bonuses were prorated for the time the named executive officer was employed by us during 2024. Mr. O'Connor's 2024 bonus was based on his salary for the portion of 2024 prior to October 23, 2024 and his updated salary for the portion of 2024 following October 23, 2024.

Agreements with our Named Executive Officers

Each of Messrs. Berg, Willis, and O’Connor is or was party to an employment agreement, as amended, with EWC Ventures, one of our subsidiaries, that sets, or set, forth the terms and conditions of his employment with us. Each of Mses. Shirley and Wasserman was party to an offer letter with EWC Corporate, LLC, one of our subsidiaries, that set forth the terms and conditions of her employment with us. The material terms of the agreements are described below. The terms “cause,” “good reason,” and “change in control” referred to below are defined in the respective named executive officer’s employment agreement or offer letter or the Severance Plan (as defined below), as applicable.

Mr. Berg. Prior to his departure as Chief Executive Officer and Executive Chair of the Board, Mr. Berg was party to an employment agreement, as amended. In connection with his appointment as Executive Chair of the Board of Directors, effective September 30, 2023, Mr. Berg’s base salary decreased from $675,000 to $100,000. In connection with his appointment as Chief Executive Officer, effective August 12, 2024, Mr. Berg’s annual base salary was increased to $600,000, he was eligible to participate in the Company’s bonus program with a target bonus of 100% of base salary, he received a one-time bonus in an amount equal to $250,000, and he was entitled to receive up to $7,500 per month for nine months for certain expenses incurred in connection with his service as Chief Executive Officer, including housing and travel. In addition, Mr. Berg was granted an option to purchase 500,000 shares of our Class A common stock with an exercise price equal to the closing price of a share of our Class A common stock on August 14, 2024 and an option to purchase 500,000 shares of our Class A common stock with an exercise price of $14.00, which grants are further described under “Equity Compensation” below.

Mr. Willis. Prior to his departure from the Company, Mr. Willis was party to an employment agreement, as amended, that provided for an initial base salary of $400,000 per year, which had subsequently been increased, subject to periodic review and adjustment, and a target annual bonus equal to 50% of his annual base salary (which had subsequently been increased to 100%), with the actual amount of the bonus earned based on the achievement of performance criteria and subject to Mr. Willis’ continued employment through the payment date.

In connection with Mr. Willis’ departure as Chief Executive Officer, Mr. Willis and EWC Ventures, entered into a separation agreement, dated August 12, 2024, pursuant to which Mr. Willis agreed to a general release of claims in favor of us in exchange for certain payments and benefits provided under Section 2.2(a) of our Change in Control and Severance Plan (the “Severance Plan”), namely: (i) continued payment of his current base salary for 18 months following the date of termination; (ii) a pro rata amount (based on number of days employed in fiscal year 2024) of the annual incentive bonus, if any, that is earned for fiscal year 2024 as determined by the Compensation Committee, to be paid in a lump sum at the time annual bonuses for fiscal year 2024 are otherwise normally paid; and (iii) subject to his election of COBRA coverage, payment of a monthly amount equal to the monthly health premiums for such coverage paid by the Company on behalf of Mr. Willis and his eligible dependents immediately prior to his departure for up to 18 months following the date of termination, in each case subject to his compliance with the terms and conditions of the separation agreement.

Mr. O’Connor. Mr. O’Connor’s employment agreement, as amended, provides for an initial base salary of $340,000 per year, which has subsequently been increased, subject to annual review, and a target annual bonus equal to 40% (which has subsequently been increased to 60%) of his annual base salary up to a maximum of 60% (which has subsequently been increased to 120%) of his base salary, with the actual amount of the bonus earned based on the achievement of performance criteria and subject to Mr. O’Connor’s continued employment through the payment date.

Ms. Shirley. Prior to her departure from the Company, Ms. Shirley was party to an offer letter that provided for an initial base salary of $425,000 per year, subject to review from time to time, and a target annual bonus equal to 50% (which had subsequently been increased to 60%) of her annual base salary, with the actual amount of the bonus earned based upon criteria established by our Board of Directors, her supervisors, and our Compensation Committee and subject to Ms. Shirley’s continued employment through the payment date.

In connection with Ms. Shirley’s departure from the Company as Chief Financial Officer, Ms. Shirley and EWC Ventures entered into a consulting agreement, dated March 10, 2025, which provides that Ms. Shirley will remain with the Company as a strategic advisor until April 30, 2025. Pursuant to the consulting agreement, Ms. Shirley will receive compensation equal to $35,416.68 per month, pro-rated for partial months. In addition, Ms. Shirley and EWC Ventures entered into a separation agreement, dated March 10, 2025, pursuant to which Ms. Shirley agreed to a general release of claims in favor of us in exchange for certain payments and benefits provided under Section 2.2(a) of the Severance Plan, namely: (i) continued payment of her current base salary for

12 months following the date of termination; (ii) a pro rata amount (based on number of days employed in fiscal year 2025) of the annual incentive bonus, if any, that is earned for fiscal year 2025 as determined by the Compensation Committee, to be paid in a lump sum at the time annual bonuses for fiscal year 2025 are otherwise normally paid; and (iii) subject to her election of COBRA coverage, payment of a monthly amount equal to the monthly health premiums for such coverage paid by the Company on behalf of Ms. Shirley and her eligible dependents immediately prior to her departure for up to 18 months following the date of termination, in each case subject to her compliance with the terms and conditions of the separation agreement.

Ms. Wasserman. Prior to her departure from the Company, Ms. Wasserman was party to an offer letter that provided for an initial base salary of $500,000 per year, subject to review from time to time, and a target annual bonus equal to 60% of her annual base salary, with the actual amount of the bonus earned based upon criteria established by our Compensation Committee and the Board of Directors and subject to Ms. Wasserman’s continued employment through the payment date. Ms. Wasserman’s offer letter also provided for a sign-on bonus equal to $100,000.

In connection with Ms. Wasserman’s departure as Chief Commercial Officer, Ms. Wasserman and EWC Ventures entered into a separation agreement, dated September 16, 2024, pursuant to which Ms. Wasserman agreed to a general release of claims in favor of us in exchange for certain payments and benefits provided under Section 2.2(a) of the Severance Plan, namely: (i) continued payment of her current base salary for 12 months following the date of termination; (ii) a pro rata amount (based on number of days employed in fiscal year 2024) of the annual incentive bonus, if any, that is earned for fiscal year 2024 as determined by the Compensation Committee, to be paid in a lump sum at the time annual bonuses for fiscal year 2024 are otherwise normally paid; and (iii) subject to her election of COBRA coverage, payment of a monthly amount equal to the monthly health premiums for such coverage paid by the Company on behalf of Ms. Wasserman and her eligible dependents immediately prior to her departure for up to 12 months following the date of termination, in each case subject to her compliance with the terms and conditions of the separation agreement.

Restrictive Covenants

Pursuant to his respective employment agreement, each of Mr. Berg and Mr. O’Connor has agreed that he will not compete with us or solicit or hire our employees, consultants or vendors during employment and for two years after his termination of employment and has agreed to perpetual confidentiality and non-disparagement covenants and an assignment of intellectual property covenant. Pursuant to his employment agreement, Mr. Willis has agreed that he will not compete with us or solicit or hire our employees, customers, franchisees, area representatives, vendors, suppliers, distributors, investors, licensees, regional developers, financial resources, agents, contractors, or any other associated third party with whom Mr. Willis may have had contact during his employment and for one year after his termination of employment and has agreed to perpetual confidentiality and non-disparagement covenants and an assignment of intellectual property covenant. Pursuant to a Confidentiality; Non-Interference and Proprietary Rights Agreement, Mses. Shirley and Wasserman have each agreed that they will not solicit or hire our employees, guests, customers, franchisees, area representatives, vendors, suppliers, distributors, investors, licensees, regional developers, financial resources, agents, contractors, or any other associated third party with whom the applicable named executive officer may have had contact during her employment and for one year after her termination of employment and have agreed to perpetual confidentiality and non-disparagement covenants and an assignment of intellectual property covenant. In addition, pursuant to his or her respective option award agreements and RSU award agreements, each of our named executive officers has agreed that he or she will not compete with us or solicit or hire our employees, consultants or vendors during employment and for two years after his or her termination of employment and has agreed to perpetual confidentiality and non-disparagement covenants.

Severance upon Termination of Employment; Change in Control

The employment agreement with each of our named executive officers, other than Mses. Shirley and Wasserman, provides or provided for severance payments and benefits in connection with specified termination events. On February 22, 2023, our Board of Directors approved a Change in Control and Severance Plan (the

“Severance Plan”), pursuant to which certain of our employees, including our named executive officers, are or were eligible to participate. Each of our named executive officers, other than each of Mses. Shirley and Wasserman for whom the waiver described below was not applicable, agreed to waive his right to severance benefits on a termination of employment by the Company without “cause” or for “good reason” under his respective employment agreement pursuant to a severance waiver and employment agreement amendment and instead be subject to, and eligible to receive benefits under, the Severance Plan. The actual payments and benefits that Mr. Willis and Mses. Shirley and Wasserman received in connection with their departures from the Company are included in “Agreements with our Named Executive Officers” above.

Severance Plan. The Severance Plan provides that, in connection with a termination of the named executive officer’s employment by the Company without “cause” (other than due to death or disability) or resignation for “good reason,” in either case, other than within three months prior to, or on or within 24 months following, the consummation of a “change in control”, each named executive officer will be entitled to receive (i) payment of his or her base salary for a specified period (12 months for Mr. O’Connor), (ii) payment of an amount equal to a pro-rated portion of his or her annual bonus for the fiscal year in which termination occurs (if any), based on actual performance for the year as determined by the Board of Directors (or a committee thereof) and pro-rated based on the number of days the executive was employed during such fiscal year, and (iii) subject to the named executive officer’s election of COBRA coverage, payment of a monthly amount equal to the monthly health premiums for such coverage paid by the Company on behalf of the named executive officer and any eligible dependents immediately prior to the date of termination until the earlier of the end of a specified period (12 months for Mr. O’Connor), the date that the named executive officer and his or her eligible dependents cease to be eligible for COBRA coverage, and the date on which the named executive officer obtains health coverage from another employer.

In connection with a termination of the named executive officer’s employment by the Company without “cause” (other than due to death or disability) or resignation for “good reason”, in either case, within three months prior to, or on or within 24 months following, the consummation of a “change in control”, under the Severance Plan, each named executive officer will be entitled to receive (i) payment of an amount equal to a multiple (two for Mr. O’Connor) of the sum of (x) the named executive officer’s base salary and (y) his or her target annual bonus for the fiscal year in which termination occurs, payable over a specified period (24 months for Mr. O’Connor), (ii) payment of an amount equal to the named executive officer’s target annual bonus for the fiscal year in which termination occurs, pro-rated based on the number of days the executive was employed during such fiscal year, (iii) subject to the named executive officer’s election of COBRA coverage, payment of a monthly amount equal to the monthly health premiums for such coverage paid by the Company on behalf of the named executive officer and any eligible dependents immediately prior to the date of termination until the earlier of the end of a specified period (24 months for Mr. O’Connor), the date that the named executive officer and his or her eligible dependents cease to be eligible for COBRA coverage, and the date on which the named executive officer obtains health coverage from another employer, and (iv) full vesting of all unvested equity or equity-based awards held by the named executive officer as of the separation date, with any equity or equity-based awards that are subject to performance-based vesting conditions vesting based on the achievement of the applicable performance goals at target, determined as if any applicable service-based vesting requirement had been met.

Severance under the Severance Plan is subject to the named executive officer’s execution and non-revocation of a release of claims and continued compliance with the restrictive covenants in favor of the Company and its affiliates to which the named executive officer is bound.

The Severance Plan provides for a Section 280G “better-of provision” such that payments or benefits that each of our named executive officers receives in connection with a “change in control” will be reduced to the extent necessary to avoid the imposition of any excise tax under Sections 280G and 4999 of the Internal Revenue Code if such reduction would result in a greater after-tax payment amount for the named executive officer.

Equity Compensation

On March 7, 2024, each named executive officer was granted an option to purchase shares of our Class A common stock and RSUs under the 2021 Omnibus Incentive Plan (the “2021 Plan”), in the following amounts: Mr. Berg, an option to purchase 59,523 shares of our Class A common stock and 33,829 RSUs; Mr. Willis, an option to purchase 67,708 shares of our Class A common stock and 38,481 RSUs; Mr. O’Connor, an option to purchase 44,642 shares of our Class A common stock and 25,372 RSUs; Ms. Shirley, an option to purchase 35,714 shares of our Class A common stock and 20,297 RSUs; and Ms. Wasserman, an option to purchase 44,642 shares of our Class A common stock and 25,372 RSUs. The RSUs vest in three equal installments on each of the first three anniversaries of the date of grant, and the options to purchase shares of our Class A common stock cliff vest as to 100% of the shares underlying the options on the third anniversary of the date of grant, in all cases, generally subject to the named executive officer’s continued employment with us through the applicable vesting date. The options to purchase shares of our Class A common stock were granted with an exercise price equal to 120% of the closing price of a share of our Class A common stock on the date the stock option was granted. Mr. Willis and Ms. Wasserman’s outstanding equity awards were forfeited in connection with the applicable named executive officer’s departure from the Company during 2024.

In connection with his appointment as Chief Executive Officer, on August 14, 2024, Mr. Berg was granted an option to purchase 500,000 shares of our Class A common stock with an exercise price equal to the closing price of a share of our Class A common stock on such date and an option to purchase 500,000 shares of our Class A common stock with an exercise price of $14.00, in each case, under the 2021 Plan. The options to purchase shares of our Class A common stock vest in three equal installments on each of the first three anniversaries of the date of grant, generally subject to his continued service with us through the applicable vesting date.

On December 8, 2024, Mr. O’Connor was granted an option to purchase 80,000 shares of our Class A common stock with an exercise price equal to the closing price of a share of our Class A common stock on such date, an option to purchase 42,500 shares of our Class A common stock with an exercise price of $9.00, an option to purchase 42,500 shares of our Class A common stock with an exercise price of $12.00, and 75,000 RSUs, in each case, under the 2021 Plan. The RSUs vest in four equal installments on each of the first four anniversaries of the date of grant, and the options to purchase shares of our Class A common stock cliff vest as to 100% of the shares underlying the options on the fourth anniversary of the date of grant, in all cases, generally subject to Mr. O’Connor’s continued employment with us through the applicable vesting date.

Prior to fiscal year 2021, each of our named executive officers (other than Mses. Shirley and Wasserman) was granted units of EWC Management Holdco (“Incentive Units”) in connection with his commencement of employment pursuant to the Amended and Restated EWC Management Holdco, LLC Equity Incentive Plan (the “LLC Incentive Plan”). Each Incentive Unit represented a back-to-back interest that mirrored the economic equivalent of a Class B Unit in EWC Ventures. In connection with the Reorganization Transactions, all of the vested and unvested Incentive Units were reclassified into vested and unvested common units of EWC Management Holdco. Each common unit of EWC Management Holdco represents a back-to-back interest that mirrors the economic equivalent of an EWC Ventures Unit (each, a “Mirror EWC Ventures Unit”). For purposes of the discussion of these Mirror EWC Ventures Units held by our named executive officers, references in this section entitled “Executive Compensation” to “EWC Ventures Units” represent the corresponding Mirror EWC Ventures Units in EWC Management Holdco. Vested EWC Ventures Units may be exchanged for shares of our Class A common stock on a one-for-one basis.

The vesting conditions associated with the EWC Ventures Units that were outstanding as of January 4, 2025 are described in the footnotes to the Outstanding Equity Awards at Fiscal Year-End table below. Certain of the EWC Ventures Units vest solely based on continued employment and certain units vest based on continued employment with acceleration if certain performance vesting conditions are met.

Equity Grant Practices

The Compensation Committee generally grants options annually to executives at its first scheduled meeting of the applicable fiscal year. Throughout the year, option awards may be made to new hires or in connection with promotions or other changes in employment. The Compensation Committee does not grant equity-based awards in anticipation of the release of material nonpublic information and does not time the disclosure of material nonpublic information for purposes of affecting the value of executive compensation.

The following table contains information required by Item 402(x)(2) of Regulation S-K about options granted to the Company’s named executive officers in 2024 during the four business days prior to or the one business day following the filing of a periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of a Form 8-K that discloses material nonpublic information.

Name	Grant date		Number of securities underlying the award	Exercise price of the award ($/Sh)	Grant date fair value of the award ($)

Percentage change
in the closing
market price of the
securities
underlying the
award between the
trading day ending
immediately prior
to the disclosure of
material nonpublic
information and the
trading day
beginning
immediately
following the
disclosure of
material nonpublic
information

David Berg	3/7/2024	(1)	59,523	17.74	499,993	12.82%
	8/14/2024	(2)	500,000	5.06	1,502,300	(18.47)%
	8/14/2024	(2)	500,000	14.00	1,178,450	(18.47)%
David Willis	3/7/2024	(1)	67,708	17.74	568,747	12.82%
Gavin O’Connor	3/7/2024	(1)	44,642	17.74	374,993	12.82%
	12/8/2024	(3)	42,500	9.00	162,350	(5.03)%
	12/8/2024	(3)	80,000	6.41	332,000	(5.03)%
	12/8/2024	(3)	42,500	12.00	149,600	(5.03)%
Stacie Shirley	3/7/2024	(1)	35,714	17.74	299,998	12.82%
Andrea Wasserman	3/7/2024	(1)	44,642	17.74	374,993	12.82%

(1)
Our Annual Report on Form 10-K for fiscal year 2023 was filed on March 6, 2024.
(2)
Our Quarterly Report on Form 10-Q for the second quarter of fiscal year 2024 was filed on August 14, 2024.
(3)
Our Current Report on Form 8-K disclosing the appointment of Chris Morris as Chief Executive Officer and the departure of Mr. Berg from his position as Chief Executive Officer and Executive Chair of the Board of Directors, effective January 8, 2025, was filed on December 11, 2024.

Employee and Retirement Benefits

We provide broad-based health and welfare benefits that are available to our corporate employees, including our named executive officers, including health, vision, dental, short-term and long-term disability, and life insurance. We provide employer-paid premiums for basic life insurance for our employees at the level of vice president and above, including for each of our named executive officers, as reflected in the Summary Compensation Table above, at 1x their annual salary up to $500,000 in a life insurance benefit. In addition, we maintain a 401(k) retirement plan for our employees that provides employer safe-harbor matching contributions. Other than the 401(k) plan, we do not provide any qualified or non-qualified retirement or deferred compensation benefits to our employees, including our named executive officers.

Clawback

In accordance with the requirements of the Dodd-Frank Act, SEC rules and Nasdaq listing standards, we maintain a clawback policy that requires recoupment of certain erroneously-awarded incentive compensation received by current or former executive officers in the event we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under applicable securities laws. As disclosed in our Form 10-K for the year ended January 4, 2025, we corrected an error to previously issued financial statements. We concluded that recovery of erroneously awarded incentive-compensation was not required under our clawback policy because the correction to the financial statements did not affect the financial measures used in our incentive-based compensation.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards held by each of our named executive officers as of January 4, 2025:

	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($/share)	Option expiration date		Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(1)
David Berg	75,366	—	17.00	8/5/2031	(2)	—		—
	—	112,820	19.43	3/14/2033	(3)	—		—
	—	59,523	17.74	3/7/2034	(4)	—		—
	—	500,000	5.06	8/14/2034	(5)	—		—
	—	500,000	14.00	8/14/2034	(5)	—		—
	—	—	—	—		45,522	(6)	297,259
	—	—	—	—		33,829	(7)	220,903
David Willis(14)	—	—	—	—		—		—
Gavin O’Connor	21,533	—	17.00	8/5/2031	(2)	—		—
	—	30,769	19.43	3/14/2033	(3)	—		—
	—	44,642	17.74	3/7/2034	(4)	—		—
	—	42,500	9.00	12/8/2034	(8)	—		—
	—	80,000	6.41	12/8/2034	(8)	—		—
	—	42,500	12.00	12/8/2034	(8)	—		—
	—	—	—	—		3,060	(9)	19,982
	—	—	—	—		2,550	(10)	16,652
	—	—	—	—		12,415	(6)	81,070
	—	—	—	—		25,372	(7)	165,679
	—	—	—	—		75,000	(11)	489,750
Stacie Shirley	—	29,182	21.00	3/27/2033	(12)	—		—
	—	35,714	17.74	3/7/2034	(4)	—		—
	—	—	—	—		11,486	(13)	75,004
	—	—	—	—		20,297	(7)	132,539
Andrea Wasserman(14)	—	—	—	—		—		—

(1)
Based on the closing price of a share of our Class A common stock ($6.53) on January 3, 2025, the last trading day of fiscal year 2024.
(2)
Represents an option to purchase shares of our Class A common stock granted on August 5, 2021 that vested as to 100% of the underlying shares on the third anniversary of the date of grant.
(3)
Represents an option to purchase shares of our Class A common stock granted on March 14, 2023 that vests as to 100% of the underlying shares on the third anniversary of the date of grant, generally subject to the named executive officer’s continued service through the vesting date.
(4)
Represents an option to purchase shares of our Class A common stock granted on March 7, 2024 that vests as to 100% of the underlying shares on the third anniversary of the date of grant, generally subject to the named executive officer’s continued service through the vesting date.
(5)
Represents an option to purchase shares of our Class A common stock granted on August 14, 2024 that vests in three equal annual installments beginning on August 14, 2025, subject to the named executive officer’s continued service through the applicable vesting date.
(6)
Represents RSUs granted on March 14, 2023 that vest over three years, with 33% of the RSUs vesting on the first anniversary of the date of grant, 33% vesting on the second anniversary of the date of grant, and 34% vesting on the third anniversary of the date of grant, generally subject to the named executive officer’s continued service through the applicable vesting date.
(7)
Represents RSUs granted on March 7, 2024 that vest over three years, with 33% of the RSUs vesting on the first anniversary of the date of grant, 33% vesting on the second anniversary of the date of grant, and 34% vesting on the third anniversary of the date of grant, generally subject to the named executive officer’s continued service through the applicable vesting date.
(8)
Represents an option to purchase shares of our Class A common stock granted on December 8, 2024 that vests as to 100% of the underlying shares on the fourth anniversary of the date of grant, generally subject to the named executive officer’s continued service through the vesting date.
(9)
Represents (i) time-based EWC Ventures Units received in exchange for unvested Incentive Units originally granted on January 6, 2020 and that are subject to time-based vesting over five years, with 50% of the units vesting on the 18-month anniversary of the date of grant and the remaining 50% vesting in equal installments on each quarterly anniversary thereafter, and (ii) time-based EWC Ventures Units received in exchange for unvested Incentive Units originally granted on January 6, 2020, which were modified in connection with the Reorganization Transactions to vest as if the units were time-vesting units on the initial date of grant as described in (i) and which remain eligible to vest upon the consummation of a GA Exit subject to achievement of 2.0x MOIC (for approximately 50% of the original performance-based award) or 2.5x MOIC (for approximately 25% of the original performance-based award). In each case, vesting is subject to Mr. O’Connor’s continued employment through the applicable vesting date. “GA Exit,” as defined in Mr. O’Connor’s award agreement, means the date on which General Atlantic (EW) Collections, L.P. (together with any of its affiliates that have acquired units in EWC Ventures, “GA”) reduces its direct or indirect equity investments in EWC Ventures to less than 20% of the fully diluted units of EWC Ventures or upon a sale of all or substantially all of EWC Ventures’ assets. No GA Exit shall be deemed to have occurred until all of the non-cash proceeds received by GA in any such transaction have been reduced to cash. “MOIC,” as defined in Mr. O’Connor’s award agreement, means, as of the date of the GA Exit, as calculated by the compensation committee of EWC Ventures (x) the total cash-on-cash equity return actually realized by GA (excluding any deal-based, transaction or exit fees of GA), divided by (y) the aggregate equity and any other capital contributions made by GA.
(10)
Represents RSUs granted on February 16, 2022 that vested over three years, with 33% of the RSUs vesting on the first anniversary of the date of grant, 33% vesting on the second anniversary of the date of grant, and 34% vesting on the third anniversary of the date of grant, generally subject to the named executive officer’s continued employment through the applicable vesting date.
(11)
Represents RSUs granted on December 8, 2024 that vest in four equal installments on each of the first four anniversaries of the date of grant, generally subject to the named executive officer’s continued employment through the applicable vesting date.

(12)
Represents an option to purchase shares of our Class A common stock granted on March 27, 2023 that vests as to 100% of the underlying shares on the third anniversary of the date of grant, generally subject to the named executive officer’s continued employment through the vesting date.
(13)
Represents RSUs granted on March 27, 2023 that vest in three equal annual installments over three years, generally subject to the named executive officer’s continued employment through the applicable vesting date.
(14)
Mr. Willis and Ms. Wasserman’s outstanding equity awards were forfeited in connection with the applicable named executive officer’s departure from the Company.

DIRECTOR COMPENSATION

The following table sets forth information concerning the compensation awarded to, earned by, or paid to our non-employee directors during the fiscal year ended January 4, 2025. Messrs. Berg’s and Willis’ compensation for fiscal year 2024 is included with that of our other named executive officers above. In 2024, Ms. Bartlett and Messrs. Crawford and Joseph did not receive compensation from the Company in respect of their service as non-employee directors.

Name	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)	Total ($)
Alexa Bartlett	—	—	—
Andrew Crawford	—	—	—
Laurie Ann Goldman	50,000	124,997	174,997
Julia Hunter(3)	20,833	167,466	188,299
Shaw Joseph(4)	—	—	—
Dorvin D. Lively	70,000	124,997	194,997
Nital Scott	50,000	124,997	174,997

(1)
The amounts reported in this column represent cash fees earned in respect of services that were rendered in fiscal year 2024. In addition to Mr. Lively’s annual cash retainer pursuant to his letter agreement as described below, Mr. Lively received a $20,000 director fee for his role as Chairman of the Audit Committee.
(2)
The amounts reported in this column represent the grant date fair value of RSUs granted in fiscal year 2024 to Ms. Goldman, Ms. Hunter, Mr. Lively, and Ms. Scott, computed in accordance with FASB ASC 718, excluding the effects of estimated forfeitures. For RSU awards, the grant date fair value was calculated by multiplying the closing price of the underlying shares of Class A common stock on the date of grant by the number of RSUs granted. As of January 4, 2025, our non-employee directors held the following unvested RSUs: Ms. Goldman, 5,319; Ms. Hunter, 19,637; Mr. Lively, 5,319; and Ms. Scott, 5,319.
(3)
Ms. Hunter joined the Board of Directors on August 1, 2024.
(4)
Mr. Joseph resigned from the Board of Directors effective August 1, 2024.

Director Compensation

Ms. Goldman. On March 11, 2021, we entered into a letter agreement with Ms. Goldman under which she agreed to serve on our Board of Directors beginning on or around April 1, 2021. Pursuant to her letter agreement, Ms. Goldman is entitled to receive an annual cash retainer equal to $50,000, payable in four equal quarterly installments. In addition, subject to approval of our Board of Directors, Ms. Goldman is entitled to receive an annual grant of RSUs valued at $125,000, which vests in four equal quarterly installments. Under Ms. Goldman’s letter agreement, she has agreed to a perpetual confidentiality covenant.

Ms. Hunter. On August 8, 2024, we entered into a letter agreement with Ms. Hunter under which she agreed to serve on our Board of Directors. Pursuant to her letter agreement, Ms. Hunter is entitled to receive an annual cash retainer equal to $50,000, payable in four equal quarterly installments. In addition, Ms. Hunter was entitled to receive an initial one-time grant of RSUs valued at $62,500, which vests in eight equal quarterly installments, and is entitled to receive an annual grant of RSUs valued at $125,000 (prorated for her first year of service), which vests in four equal quarterly installments. Under Ms. Hunter’s letter agreement, she has agreed to a perpetual confidentiality covenant.

Mr. Lively. On March 1, 2021, we entered into a letter agreement with Mr. Lively under which he agreed to serve on our Board of Directors beginning on or around April 1, 2021. Pursuant to his letter agreement, Mr.

Lively is entitled to receive an annual cash retainer equal to $50,000, payable in four equal quarterly installments. In addition, subject to approval of our Board of Directors, Mr. Lively is entitled to receive an annual grant of RSUs valued at $125,000, which vests in four equal quarterly installments. Under Mr. Lively’s letter agreement, he has agreed to a perpetual confidentiality covenant.

Ms. Scott. On November 22, 2021, we entered into a letter agreement with Ms. Scott under which she agreed to serve on our Board of Directors. Pursuant to her letter agreement, Ms. Scott is entitled to receive an annual cash retainer equal to $50,000, payable in four equal quarterly installments. In addition, Ms. Scott is entitled to receive an annual grant of RSUs valued at $125,000, which vests in four equal quarterly installments. Under Ms. Scott’s letter agreement, she has agreed to a perpetual confidentiality covenant.

Each non-employee director is entitled to reimbursement for reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of our Board of Directors or any committee thereof on which he or she serves.

EXECUTIVE OFFICERS

Below is a list of the names, ages, positions and a brief account of the business experience of the individuals who serve as our executive officers as of April 7, 2025.

Name	Age	Position
Chris Morris	54	Chief Executive Officer and Chairman
Thomas Kim	46	Chief Financial Officer
Gavin M. O’Connor	55	Chief Administrative Officer, General Counsel and Corporate Secretary
Katie Mullen	44	Chief Commercial Officer

The background of Chris Morris is described above under “Board of Directors.”

Thomas Kim has served as our Chief Financial Officer since April 2025. Prior to joining the Company, Mr. Kim served as Chief Financial Officer of Brinks Home, a home security system provider, since September 2023, where he helped the company increase recurring revenues, return to strong customer retention levels and achieve higher profitability and cash flows. Previously, Mr. Kim served as Chief Financial Officer of Smoothie King, a health-focused smoothie company, from March 2019 to September 2023, where he played a pivotal role in transforming one of the most recognized global franchisors in the health and wellness industry. Additionally, Mr. Kim served as Chief Financial Officer of YourCause from March 2018 to February 2019, as Chief Financial Officer of Working Solutions from June 2013 to March 2018 and as Principal at MHT Partners from March 2010 to June 2013. Mr. Kim brings over a decade of executive-level finance, corporate development and business strategy experience across high-growth consumer, technology and franchise brands. Mr. Kim received a B.S. in Economics from the United States Military Academy at West Point and an M.B.A. from Harvard Business School.

Gavin M. O’Connor has served as our Chief Administrative Officer since September 2023, with responsibility for our supply chain, legal, talent, ESG and risk management functions. Mr. O’Connor served as our Chief Human Resources Officer from October 2021 in addition to our Chief Legal Officer and Corporate Secretary from January 2020 until his promotion to Chief Administrative Officer. Prior to joining the Company, Mr. O’Connor served as Vice President and Deputy General Counsel for American Eagle Outfitters, Inc. from March 2018 to January 2020. From July 2010 to March 2018 he was at GNC Holdings Inc., where he served in various roles, including Vice President, Deputy General Counsel, Chief Compliance Officer and Corporate Secretary. Mr. O’Connor earned a B.A. in History from the University of Michigan and a J.D. from the University of Pittsburgh School of Law.

Katie Mullen has served as our Chief Commercial Officer since March 2025. Prior to joining the Company, Ms. Mullen served in various roles at JCPenney, most recently serving as Chief Customer Officer from April 2023 to October 2024, and prior to that, as Chief Digital and Transformation Officer from January 2022 to April 2023. While at JCPenney, Ms. Mullen oversaw e-commerce strategy and omnichannel development, with an added emphasis on customer marketing, engagement, analytics and more. Her role focused on driving strategies to transform customer engagement and accelerate company growth. Prior to her time at JCPenney, Ms. Mullen served as Chief Innovation Officer of the Neiman Marcus Group from November 2018 to July 2020 and subsequently as Chief Digital Officer until June 2021. She led the neimanmarcus.com business and oversaw the performance marketing team responsible for product and category management, site merchandising, analytics, data science, promotions, drop-ship buying, e-commerce operations, establishing new sales channels and more. Ms. Mullen holds a M.B.A. from the University of Pennsylvania and an A.B. in Sociology from Princeton University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Beneficial Ownership

The following tables set forth information with respect to the beneficial ownership of our Class A common stock or Class B common stock for (a) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of Class A common stock and Class B common stock, as applicable, (b) each member of our Board, (c) each of our named executive officers, and (d) all of our directors and executive officers as a group. For our directors and officers, the information is as of April 7, 2025. For other stockholders who beneficially own more than 5% of our outstanding shares of Class A common stock or Class B common stock, the shares owned are as of the dates provided in the most recent filings made by such stockholder with the SEC.

Beneficial ownership is determined in accordance with SEC rules. The information is not necessarily indicative of beneficial ownership for any other purpose. In general, under these rules a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days. To our knowledge, except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Class A common stock and Class B common stock beneficially owned by that person.

The percentage of shares beneficially owned is computed on the basis of 55,171,372 shares of our common stock outstanding as of April 7, 2025. Unless otherwise indicated below, the address for each beneficial owner listed is c/o European Wax Center, Inc., 5830 Granite Parkway, 3rd Floor, Plano, Texas 75024.

	Class A common stock beneficially owned(1)		Class B common stock beneficially owned
Name of beneficial	Number	Percentage	Number	Percentage
5% Stockholders
General Atlantic Equityholders(2)	22,817,201	41.4%	9,706,709	81.8%
Massachusetts Financial Services Company(3)	3,334,532	6.0%	—	—
FMR LLC(4)	3,192,354	5.8%	—	—
EWC Management Holdco(5)	2,158,837	3.9%	2,158,837	18.2%
Directors and Named Executive Officers
David P. Berg(5)	1,241,257	2.2%	1,188,255	10.0%
Gavin O’Connor(5)	117,740	*	82,965	*
Chris Morris	—	—	—	—
David L. Willis(5)	473,601	*	429,796	3.6%
Stacie Shirley	13,269	*	—	—
Andrea Wasserman	5,713	*	—	—
Alexa Bartlett	—	—	—	—
Andrew Crawford	—	—	—	—
Julia Hunter	26,920	—	—	—
Dorvin D. Lively	62,683	*	—	—
Laurie Ann Goldman	43,183	*	—	—
Nital Scott	14,214	*	—	—
All executive officers and directors as a group (11 persons)(6)	1,505,997	2.7%	1,271,220	10.7%

* Less than one percent

(1)
Each EWC Ventures, LLC Post-IPO Member holds EWC Ventures Units (non-voting common units in EWC Ventures) and an equal number of shares of Class B common stock. Each EWC Ventures Post-IPO Member has the right at any time to exchange any vested EWC Ventures Units (together with a corresponding number of shares of Class B common stock) for shares of Class A common stock on a one-for-one basis. The numbers of shares of Class A common stock beneficially owned and percentages of beneficial ownership set forth in the table assume that all vested EWC Ventures Units (together with the corresponding shares of Class B common stock) have been exchanged for shares of Class A common stock.
(2)
Includes 12,749,506 Class A common shares held directly by GA AIV-1 B Interholdco (EW), L.P., a Delaware limited partnership (“GA AIV-1 B Interholdco EW”), 360,986 Class A common shares and 1,683,464 Class B common shares are held directly by GAPCO AIV Interholdco (EW), L.P., a Delaware limited partnership (“GAPCO AIV Interholdco EW”), and 8,023,245 Class B common shares are held directly by General Atlantic Partners AIV (EW), L.P. (“GAP AIV EW”) representing 41.4% ownership in European Wax Center. The shares held by GA AIV-1 B Interholdco EW, GAPCO AIV Interholdco EW and GAP AIV (EW), a Delaware limited partnership, are indirectly held and shared by the following investment funds (the “GA Funds”): General Atlantic Partners AIV-1 A, L.P., a Delaware limited partnership (“GAP AIV-1 A”), General Atlantic Partners AIV-1 B, L.P., a Delaware limited partnership (“GAP AIV-1 B”), GAP Coinvestments CDA, L.P., a Delaware limited partnership (“GAPCO CDA”), GAP Coinvestments III, LLC, a Delaware limited liability company (“GAPCO III”), GAP Coinvestments IV, LLC, a Delaware limited liability company (“GAPCO IV”), and GAP Coinvestments V, LLC, a Delaware limited liability company (“GAPCO V”). The general partner of GAP AIV EW is General Atlantic GenPar (EW), L.P., a Delaware limited partnership (“GA GenPar EW”). The general partner of GA GenPar EW, GA AIV-1 B Interholdco EW and GAPCO AIV Interholdco EW is General

Atlantic (SPV) GP, LLC, a Delaware limited liability company (“GA SPV”). The general partner of GAP AIV-1 A and GAP AIV-1 B is ultimately controlled by General Atlantic, L.P., a Delaware limited partnership (“GA, L.P.”), which is controlled by the Partnership* Committee (formerly the Management Committee) of GASC MGP, LLC (the “Partnership Committee”). GA, L.P. is the sole member of GA SPV, the managing member of GAPCO III, GAPCO IV and GAPCO V and the general partner of GAPCO CDA. GA AIV-1 B Interholdco EW, GAPCO AIV Interholdco EW, GAP AIV EW, the GA Funds, GA GenPar EW, GA SPV, and GA, L.P. (collectively, the “GA Group”) are a “group” within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended. The mailing address of the GA Group is c/o General Atlantic Service Company, L.P., 55 East 52nd Street, 33rd Floor, New York, NY 10055. Each of the members of the Partnership Committee disclaims ownership of all such shares except to the extent he has a pecuniary interest therein. *The Management Committee of GASC MGP, LLC is being renamed as the Partnership Committee, subject to applicable regulatory approvals.
(3)
As reported by Massachusetts Financial Services Company (“MFS”) on a Schedule 13G filed with the SEC on November 12, 2024. MFS has sole voting power and sole dispositive power with respect to 3,334,532 shares of Class A common stock. The address for the reporting person is 111 Huntington Avenue, Boston, Massachusetts 02199.
(4)
As reported by FMR LLC and Abigail P. Johnson on a joint Schedule 13G/A filed with the SEC on February 12, 2025. FMR LLC has sole voting power with respect to 3,192,199 shares of Class A common stock and sole dispositive power with respect to 3,192,354 shares of Class A common stock. Abigail P. Johnson has sole dispositive power with respect to 3,192,354 shares of Class A common stock. Abigail P. Johnson is a director, the chairman and the chief executive officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The address for each of FMR LLC and Abigail P. Johnson is 245 Summer Street, Boston, Massachusetts 02210.
(5)
Each member of EWC Management Holdco, the members of which consist of our current and former employees, exercise voting and dispositive control over the shares to which such member is entitled upon exchange of the vested EWC Ventures Units and corresponding shares of Class B common stock held by EWC Management Holdco.
(6)
Includes current executive officers and directors. Shares reported include EWC Ventures Units and corresponding shares of Class B common stock held by EWC Management Holdco on behalf of such persons.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans in effect as of January 4, 2025:

Name	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants, Rights and Restricted Shares	Weighted Average Exercise Price of Outstanding Options, Warrants, Rights and Restricted Shares		Number of Securities Remaining Available for Future Issuance Under Equity Plans (excluding securities listed in first column)
Equity compensation plans approved by security holders(1)	2,151,700	$11.85	(3)	5,359,776
Equity compensation plans not approved by security holders(2)	3,030,000	$14.13	(4)	—
Total	5,181,700	$13.28	(5)	5,359,776

(1)
Total reflects outstanding stock options and restricted stock units granted pursuant to the European Wax Center, Inc. 2021 Omnibus Incentive Plan.
(2)
Total reflects outstanding restricted shares and warrants granted to dolabra holdings llc in consideration for the provision of professional services to the Company.
(3)
Outstanding restricted stock units have no exercise price and are therefore excluded from the weighted average exercise price calculation.
(4)
Outstanding restricted shares have no exercise price and are therefore excluded from the weighted average exercise price calculation.
(5)
Outstanding restricted stock units and restricted shares have no exercise price and are therefore excluded from the weighted average exercise price calculation.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that our directors, executive officers, and greater than 10% stockholders file reports with the SEC relating to their initial beneficial ownership of our securities and any subsequent changes. These reports are commonly referred to as Form 3, Form 4 and Form 5 reports. They must also provide us with copies of the reports.

Based solely on a review of the copies of such forms in our possession, and on written representations from the reporting persons, we believe that all of these reporting persons complied with their filing requirements for the year ended January 4, 2025, with the exception of a Form 4 that was not timely filed for Gavin O’Connor in respect to filing obligations arising from four transactions on December 8, 2024. Such filing has been made prior to the time of filing this proxy statement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the equity and other compensation arrangements discussed in the sections titled “Executive Compensation” and “Director Compensation,” the following is a description of each transaction since January 6, 2024 and each currently proposed transaction in which:

•
we have been or are to be a participant;
•
the amount involved exceeded or will exceed $120,000; and
•
any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Amended and Restated EWC Ventures Limited Liability Company Agreement

In connection with the reorganization transactions at the time of our initial public offering (the “Reorganization Transactions”), we, EWC Ventures and each of the EWC Ventures Post-IPO Members, including the General Atlantic Post-IPO Members (certain affiliates of General Atlantic), EWC Founder Holdco and EWC Management Holdco, entered into the Amended and Restated EWC Ventures Limited Liability Company Agreement (the “EWC Ventures LLC Agreement”). In accordance with the terms of the EWC Ventures LLC Agreement, we operate our business through EWC Ventures and its subsidiaries.

Pursuant to the terms of the EWC Ventures LLC Agreement, so long as affiliates of General Atlantic or affiliates of EWC Founder Holdco continue to own any EWC Ventures Units, shares of our Class A common stock or securities exchangeable or convertible into shares of our Class A common stock, we will not, without the prior written consent of such holders, engage in any business activity other than the management and ownership of EWC Ventures and its subsidiaries or own any assets other than securities of EWC Ventures and its subsidiaries and/or any cash or other property or assets distributed by or otherwise received from EWC Ventures and its subsidiaries, unless we determine in good faith that such actions or ownership are in the best interest of EWC Ventures. As the sole managing member of EWC Ventures, we have control over all of the affairs and decision making of EWC Ventures. As such, through our officers and directors, we are responsible for all operational and administrative decisions of EWC Ventures and the day- to-day management of EWC Ventures’ business. We will fund any dividends to our stockholders by causing EWC Ventures to make distributions to its equityholders, including the General Atlantic Post- IPO Members, the EWC Founder Holdco, EWC Management Holdco and us.

The holders of EWC Ventures Units will generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of EWC Ventures. Net profits and net losses of EWC Ventures will generally be allocated to its members pro rata in accordance with the percentages of their respective ownership of EWC Ventures Units, though certain non-pro rata adjustments will be made to reflect tax depreciation, amortization and other allocations. The EWC Ventures LLC Agreement provides for pro rata cash distributions to the holders of EWC Ventures Units for purposes of funding their tax obligations in respect of the taxable income of EWC Ventures that is allocated to them. Generally, the tax distributions to us will be computed based on the sum of (i) EWC Ventures’ estimate of the net taxable income of EWC Ventures allocable to us multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for a corporate resident in New York, New York (taking into account the non-deductibility of certain expenses and the character of our income) and (ii) certain amounts payable by us under the Tax Receivable Agreement (as defined below).

The EWC Ventures LLC Agreement provides that, except as otherwise determined by us, if at any time we issue a share of our Class A common stock, other than pursuant to an issuance and distribution to holders of shares of our common stock of rights to purchase our equity securities under a “poison pill” or similar stockholder rights plan or pursuant to an employee benefit plan, the net proceeds received by us with respect to such share, if any, shall be concurrently invested in EWC Ventures (unless such shares were issued by us solely to fund (i) our ongoing operations or pay our expenses or other obligations or (ii) the purchase or redemptions from a member of EWC Ventures of EWC Ventures Units (in which case such net proceeds shall instead be transferred to the selling member as consideration for such purchase or redemption)) and EWC Ventures shall issue to us one EWC Ventures Unit. Similarly, except as otherwise determined by us, EWC Ventures does not issue any additional EWC Ventures Units to us unless we issue or sell an equal number of shares of our Class A common stock. Conversely, if at any time any shares of our Class A common stock are redeemed, repurchased or otherwise acquired, EWC Ventures will redeem, repurchase or otherwise acquire an equal number of EWC Ventures Units held by us, upon the same terms and for the same price per security, as the shares of our Class A common stock are redeemed, repurchased or otherwise acquired. In addition, EWC Ventures does not effect any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the EWC Ventures Units unless it is accompanied by substantively identical subdivision or combination, as applicable, of each class of our common stock, and we will not effect any subdivision or combination of any class of our common stock unless it is accompanied by a substantively identical subdivision or combination, as applicable, of the EWC Ventures Units.

Subject to certain exceptions, EWC Ventures will indemnify all of its members, including the General Atlantic Post-IPO Members and us, and their officers and other related parties, including certain General Atlantic Equityholders, against all losses or expenses arising from claims or other legal proceedings in which such person (in its capacity as such) may be involved or become subject to in connection with EWC Ventures’ business or affairs or the EWC Ventures LLC Agreement or any related document.

EWC Ventures may be dissolved only upon the first to occur of (i) the sale of substantially all of its assets or (ii) as determined by us. Upon dissolution, EWC Ventures will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including creditors who are members or affiliates of members) in satisfaction of all of EWC Ventures’ liabilities (whether by payment or by making reasonable provision for payment of such liabilities, including the setting up of any reasonably necessary reserves) and (b) second, to the members in proportion to their vested EWC Ventures Units.

Exchange Agreement

We entered into an Exchange Agreement (the “Exchange Agreement”) prior to the consummation of our initial public offering with EWC Ventures and each of the EWC Ventures Post-IPO Members, including the General Atlantic Post-IPO Members, the EWC Founder Holdco and EWC Management Holdco, pursuant to which they (or certain transferees thereof), subject to certain restrictions, including any applicable transfer restrictions, will have the right to exchange their shares via an exchange of EWC Ventures Units, together with a corresponding number of shares of our Class B common stock for shares of our Class A common stock on a one-for-one basis (a “Share Exchange”) or a cash (based on the market price of our Class A common stock (“Cash Exchange”), at our option (as the managing member of EWC Ventures), subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Any decision to require a Cash Exchange rather than a Share Exchange will ultimately be determined by our Board of Directors. Upon exchange, each share of our Class B common stock will be cancelled.

The Exchange Agreement provides that, in the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A common stock is proposed by us or our stockholders and approved by our Board of Directors or is otherwise consented to or approved by our Board of Directors, the EWC Ventures Post-IPO Members will be permitted to participate in such offer by delivery of a notice of exchange that is effective immediately prior to the consummation of such offer. In the case of any such offer proposed by us, we are obligated to use our reasonable best efforts to enable and permit the

EWC Ventures Post-IPO Members to participate in such offer to the same extent or on an economically equivalent basis as the holders of shares of our Class A common stock without discrimination. In addition, we are obligated to use our reasonable best efforts to ensure that the EWC Ventures Post-IPO Members may participate in each such offer without being required to exchange EWC Ventures Units and shares of our Class B common stock.

The Exchange Agreement also provides that, in the event of a merger, consolidation or other business combination involving the Company (unless, following such transaction, all or substantially all of the holders of our voting power prior to such transaction continue to hold a majority of the voting power of the surviving entity (or its parent) in substantially the same proportions as immediately prior to such transaction) is approved by our Board of Directors and consummated in accordance with applicable law, we may require that each of the EWC Ventures Post-IPO Members other than the General Atlantic Post-IPO Members exchange with us all of such EWC Ventures Post-IPO Member’s EWC Ventures Units and shares of our Class B common stock for aggregate consideration for each EWC Ventures Unit and share of our Class B common stock that is equivalent to the consideration payable in respect of each share of our Class B common stock in such transaction.

Stockholders’ Agreement

Prior to the consummation of our initial public offering, we entered into a Stockholders’ Agreement that provides the General Atlantic Equityholders with the right to nominate a specified number of our directors determined based on the percentage of our common stock beneficially owned by the General Atlantic Equityholders immediately prior to our follow-on offering. So long as the General Atlantic Equityholders beneficially own at least 30% of our outstanding common stock, the General Atlantic Equityholders are entitled to nominate three directors. When the General Atlantic Equityholders beneficially own less than 30% but at least 15% of our outstanding common stock, the General Atlantic Equityholders would be entitled to nominate two directors. Thereafter, the General Atlantic Equityholders would be entitled to nominate one director so long as they beneficially own at least 10% of our outstanding common stock.

Additionally, so long as the General Atlantic Equityholders beneficially own at least 25% of our outstanding common stock, the prior written consent of the General Atlantic Equityholders will be required prior to taking the following actions:

•
any acquisition of the equity securities or assets of any other entity (other than any of our subsidiaries), in a single transaction or a series of related transactions in excess of $100 million and/or the disposition of any of our or our subsidiaries’ equity securities or assets, in a single transaction or a series of related transactions in excess of $100 million;
•
entering or effectuating a “Change in Control” as defined in our Stockholders’ Agreement;
•
incurring indebtedness of the Company and our subsidiaries to the extent such incurrence would result in the Company and our subsidiaries having indebtedness in excess of $150 million in the aggregate other than a drawdown of amounts committed under a debt agreement that was previously consented to by the General Atlantic Equityholders or that was entered into on or prior to the entry into the Stockholders’ Agreement;
•
appointing or removing our chief executive officer;
•
any increase or decrease in the size of our Board of Directors;
•
any entry by us or our subsidiaries into voluntary liquidation, dissolution, receivership, bankruptcy or other insolvency proceeding, or any recapitalization or reorganization;

•
a redemption, repurchase or other acquisition by us of our capital stock (other than any redemption, repurchase or acquisition under any stockholder approved equity compensation plan or pursuant to an offer made to all our stockholders pro rata);
•
payment or declaration of any dividend or distribution on any of our capital stock other than dividends or distributions required to be made pursuant to the terms of any of our outstanding preferred stock;
•
any entry into a joint venture or similar business alliance involving, or entering into any agreement providing for, the investment, contribution or disposition by the Company or our subsidiaries of assets having a fair market value in excess of $100 million, other than transactions solely between or among the Company and one or more of its subsidiaries; or
•
the adoption, approval, issuance or amendment of any poison pill or stockholder rights plan.

Further, so long as the General Atlantic Equityholders beneficially own any of our outstanding common stock, the prior written consent of the General Atlantic Equityholders are required prior to amending (including by merger, consolidation, reorganization or similar event), our or our subsidiaries’ certificate of incorporation, bylaws or similar governing documents if such change is adverse to the rights of the General Atlantic Equityholders.

The General Atlantic Equityholders are permitted to sell their interest in us without restriction. To the extent a General Atlantic Equityholder or EWC Founder Holdco transfers any of their respective shares to an affiliated transferee, that transferee would also be bound by the terms of the Stockholders’ Agreement in their capacity as a General Atlantic Equityholder or EWC Founder Holdco, as applicable. To the extent that the General Atlantic Equityholders are no longer entitled to nominate a board member, our Board of Directors, upon the recommendation of the Nominating and Governance Committee, will nominate a director in their place.

Registration Rights Agreement

Prior to the consummation of our initial public offering, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the General Atlantic Equityholders, EWC Founder Holdco and certain other investors. Subject to several exceptions, including underwriter cutbacks and our right to defer a demand registration and shelf registration under certain circumstances, the General Atlantic Equityholders and EWC Founder Holdco may require that we register for public resale under the Securities Act any or all shares of common stock constituting registrable securities at any time following our initial public offering, subject to the restrictions in the lock-up agreements entered into by each of those parties in connection with our initial public offering, so long as the securities requested to be registered or sold in an underwritten shelf offering are anticipated to have an aggregate offering price of least $50.0 million. The General Atlantic Equityholders and EWC Founder Holdco also have the right to sell registrable securities held by them pursuant to an underwritten block trade or similar transaction off of a shelf registration statement, each subject to limited participation rights and other restrictions, including that the aggregate anticipated offering price, net of underwriting commissions, is at least $25.0 million.

If either of the General Atlantic Equityholders or EWC Founder Holdco makes a request for registration, the non-requesting parties to the Registration Rights Agreement will be entitled to customary piggyback registration rights in connection with the request, and if the request is for an underwritten offering, such piggyback registration rights will be subject to underwriter cutback provisions, with priority first for registration of shares going first to the General Atlantic Equityholders and EWC Founder Holdco on a pro rata basis and second to the other holders under the Registration Rights Agreement. In addition, the parties to the Registration Rights Agreement will be entitled to piggyback registration rights with respect to any registration initiated by us or another stockholder, and if any such registration is in the form of an underwritten offering, such piggyback registration rights will be subject to customary cutback provisions, with priority for registration of shares going first to us or such other stockholder, as applicable, second to the General Atlantic Equityholders and EWC Founder Holdco and third to the other holders under the Registration Rights Agreement.

In connection with the transfer of their registrable securities, the General Atlantic Equityholders may assign certain of their rights under the Registration Rights Agreement under certain circumstances. In connection with the registrations described above, we will indemnify any selling stockholders and we will bear all fees and expenses (except underwriting discounts and commissions).

Tax Receivable Agreement

Prior to the consummation of our initial public offering, we entered into a Tax Receivable Agreement with the EWC Ventures Pre-IPO Members that provides for the payment by us to the EWC Ventures Pre-IPO Members of 85% of the benefits, if any, that we realize, or are deemed to realize (calculated using certain assumptions), as a result of (i) increases in our allocable share of certain existing tax basis of the tangible and intangible assets of EWC Ventures and adjustments to the tax basis of the tangible and intangible assets of EWC Ventures, in each case as a result of (a) the purchases of EWC Ventures Units (along with the corresponding shares of our Class B common stock) from certain of the EWC Ventures Post-IPO Members using a portion of the net proceeds from our initial public offering, our follow-on offering or in any future offering or (b) Share Exchanges and Cash Exchanges by the EWC Ventures Pre-IPO Members (or their transferees or other assignees) in connection with or after the initial public offering, (ii) our utilization of certain tax attributes of certain affiliates of certain General Atlantic affiliates with whom we merged (the “Blocker Companies”) (including the Blocker Companies’ allocable share of certain existing tax basis of the tangible and intangible assets of EWC Ventures) and (iii) certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. There is significant existing tax basis in the assets of EWC Ventures as a result of the prior acquisition of interests in EWC Ventures by the General Atlantic Equityholders, and subsequent redemptions, exchanges, or purchases of EWC Ventures Units that we expect to result in increases in the tax basis of the assets of EWC Ventures. The existing tax basis, increases in existing tax basis and tax basis adjustments generated over time may increase (for tax purposes) the depreciation and amortization deductions available to us and, therefore, may reduce the amount of U.S. federal, state and local tax that we would otherwise be required to pay in the future. Actual tax benefits realized by us may differ from tax benefits calculated under the Tax Receivable Agreement as a result of the use of certain assumptions in the Tax Receivable Agreement, including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits. This payment obligation is an obligation of European Wax Center and not of EWC Ventures.

With respect to future redemptions, exchanges and purchases, the ability to achieve benefits from any existing tax basis, the actual increase in tax basis or other tax attributes, as well as the amount and timing of any payments under the agreement, will vary depending upon a number of factors, including the timing of redemptions, exchanges or purchases by the EWC Ventures Pre-IPO Members (or their transferees or other assignees) and purchases or redemptions of EWC Ventures Units and corresponding shares of Class B common stock from EWC Ventures Pre-IPO Members (or their transferees or other assignees), the price of our Class A common stock at the time of the redemption, exchange or purchase, the extent to which such redemptions, exchanges or purchases are taxable, the amount and timing of the taxable income we generate in the future and the tax rate then applicable and the portion of our payments under the Tax Receivable Agreement constituting imputed interest.

The payments we are required to make under the Tax Receivable Agreement could be substantial. Although estimating the amount and timing of payments that may become due under the Tax Receivable Agreement is by its nature imprecise, we expect that, as a result of (i) increases in our allocable share of certain existing tax basis of the tangible and intangible assets of EWC Ventures, and adjustments to the tax basis of the tangible and intangible assets of EWC Ventures, in each case as a result of (a) the purchases of EWC Ventures Units (along with the corresponding shares of our Class B common stock) from certain of the EWC Ventures Post-IPO Members using a portion of the net proceeds from our initial public offering, our follow-on offering or in any future offering or (b) Share Exchanges and Cash Exchanges by the EWC Ventures Pre-IPO Members (or

their transferees or other assignees) in connection with or after our initial public offering, (ii) our utilization of certain tax attributes of the Blocker Companies (including the Blocker Companies’ allocable share of certain existing tax basis of the tangible and intangible assets of EWC Ventures) and (iii) certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize in full the potential tax benefit described above, we estimate that payments under the Tax Receivable Agreement would aggregate to approximately $243.6 million over 18 years based on a closing share price of $6.53 per share of Class A common stock and assuming all future Share Exchanges and Cash Exchanges would occur on January 4, 2025. The payments under the Tax Receivable Agreement are not conditioned upon the EWC Ventures Pre- IPO Members’ continued ownership of us. The actual amounts we will be required to pay may materially differ from these hypothetical amounts, because potential future tax savings that we will be deemed to realize, and the Tax Receivable Agreement payments made by us, will be calculated based in part on the market value of our Class A common stock at the time of each Share Exchange or Cash Exchange and the prevailing applicable federal tax rate (plus the assumed combined state and local tax rate) applicable to us over the life of the Tax Receivable Agreement and will depend on our generating sufficient taxable income to realize the tax benefits that are subject to the Tax Receivable Agreement.

Payments under the Tax Receivable Agreement are based on the tax reporting positions that we determine, and the IRS, or another tax authority may challenge all or part of the tax basis increases or other tax benefits we claim, as well as other related tax positions we take, and a court could sustain such challenge. Although we are not aware of any issue that would cause the IRS to challenge the tax basis increases or other benefits arising under the Tax Receivable Agreement, if the outcome of any such challenge would reasonably be expected to materially affect a recipient’s payments under the Tax Receivable Agreement, then we will not be permitted to settle such challenge without the consent (not to be unreasonably withheld or delayed) of the EWC Ventures Pre-IPO Members. The interests of the EWC Ventures Pre-IPO Members in any such challenge may differ from or conflict with our interests and your interests, and the EWC Ventures Pre-IPO Members may exercise their consent rights relating to any such challenge in a manner adverse to our interests and your interests. We will not be reimbursed for any cash payments previously made to the EWC Ventures Pre-IPO Members (or their transferees or assignees) under the Tax Receivable Agreement in the event that any tax benefits initially claimed by us and for which payment has been made to the EWC Ventures Pre-IPO Members (or their transferees or assignees) are subsequently challenged by a taxing authority and are ultimately disallowed. Instead, any excess cash payments made by us to the EWC Ventures Pre-IPO Members (or their transferees or assignees) will be netted against any future cash payments that we might otherwise be required to make to the EWC Ventures Pre-IPO Members (or their transferees or assignees) under the terms of the Tax Receivable Agreement. However, we might not determine that we have effectively made an excess cash payment to the EWC Ventures Pre-IPO Members (or their transferees or assignees) for a number of years following the initial time of such payment and, if any of our tax reporting positions are challenged by a taxing authority, we will not be permitted to reduce any future cash payments under the Tax Receivable Agreement until any such challenge is finally settled or determined. Moreover, the excess cash payments we previously made under the Tax Receivable Agreement could be greater than the amount of future cash payments against which we would otherwise be permitted to net such excess. The applicable U.S. federal income tax rules for determining applicable tax benefits we may claim are complex and factual in nature, and there can be no assurance that the IRS, any other taxing authority or a court will not disagree with our tax reporting positions. As a result, payments could be made under the Tax Receivable Agreement significantly in excess of any tax savings that we realize in respect of the tax attributes with respect to the EWC Ventures Pre-IPO Members (or their transferees or assignees) that are the subject of the Tax Receivable Agreement.

In addition, the Tax Receivable Agreement provides that in the case of a change in control of EWC Ventures or the material breach of our obligations under the Tax Receivable Agreement, we are required to make a payment to the EWC Ventures Pre-IPO Members in an amount equal to the present value of future payments (calculated using a discount rate equal to the lesser of (i) 6.5% per annum and (ii) one year SOFR (or its successor rate) plus 100 basis points, which may differ from our, or a potential acquirer’s, then-current cost of capital) under the Tax Receivable Agreement, which payment would be based on certain assumptions, including those relating to our future taxable income. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our, or a potential acquirer’s, liquidity and could have the effect of delaying, deferring, modifying or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. These provisions of the Tax Receivable Agreement may result in situations where the EWC Ventures Pre-IPO Members (or their transferees or assignees) have interests that differ from or are in addition to those of our other stockholders. In addition, we could be required to make payments under the Tax Receivable Agreement that are substantial and in excess of our, or a potential acquirer’s, actual cash savings in income tax. There can be no assurance that we will be able to fund or finance our obligations under the Tax Receivable Agreement. We may need to incur debt to finance payments under the Tax Receivable Agreement to the extent our cash resources are insufficient to meet our obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise.

Decisions we make in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments made under the Tax Receivable Agreement. For example, the earlier disposition of assets following a redemption of EWC Ventures Units may accelerate payments under the Tax Receivable Agreement and increase the present value of such payments, and the disposition of assets before a redemption of EWC Ventures Units may increase the tax liability of EWC Ventures Pre-IPO Members (or their transferees or assignees) without giving rise to any rights to receive payments under the Tax Receivable Agreement. Such effects may result in differences or conflicts of interest between the interests of EWC Ventures Pre-IPO Members (or their transferees or assignees) and the interests of other stockholders.

Finally, because we are a holding company with no operations of our own, our ability to make payments under the Tax Receivable Agreement is dependent on the ability of our subsidiaries to make distributions to us. We currently expect to fund these payments from cash flow from operations generated by our subsidiaries as well as from excess tax distributions that we receive from our subsidiaries. To the extent we are unable to make payments under the agreement for any reason (including because our Credit Agreement restricts the ability of our subsidiaries to make distributions to us), under the terms of the Tax Receivable Agreement such payments are deferred and accrue interest until paid. If we are unable to make payments due to insufficient funds, such payments may be deferred indefinitely while accruing interest until paid, which could negatively impact our results of operations and could also affect our liquidity in future periods in which such deferred payments are made.

Indemnification Agreements

We have entered into an indemnification agreement with each of our executive officers and directors that provides, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf. We are an indemnitor of first resort.

Related Party Transactions Policies and Procedures

We have a written Related Person Transaction Policy (the “policy”), which sets forth our policy with respect to the review, approval, ratification and disclosure of all related person transactions by our Audit Committee. In accordance with the policy, our Audit Committee has overall responsibility for implementation of and compliance with the policy.

For purposes of the policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and in which any related person (as defined in the policy) had, has or will have a direct or indirect material interest. A “related person transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship that has been reviewed and approved by our Board of Directors or Compensation Committee.

The policy requires that notice of a proposed related person transaction be provided to our legal department prior to entry into such transaction. If our legal department determines that such transaction is a related person transaction, the proposed transaction will be submitted to our Audit Committee for consideration at its next meeting. Under the policy, our Audit Committee may approve only those related person transactions that are in, or not inconsistent with, our best interests. In the event that we become aware of a related person transaction that has not been previously reviewed, approved or ratified under the policy and that is ongoing or is completed, the transaction will be submitted to the Audit Committee so that it may determine whether to ratify, rescind or terminate the related person transaction.

The policy also provides that the Audit Committee review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our stockholders. Additionally, we make periodic inquiries of directors and executive officers with respect to any potential related person transaction of which they may be a party or of which they may be aware.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed our 2024 audited financial statements with management.

The Audit Committee has discussed with our independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and SEC.

The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board that our audited financial statements be included in our 2024 Annual Report on Form 10-K for filing with the SEC.

The Audit Committee has also appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ended January 3, 2026.

Respectfully submitted,

Dorvin D. Lively, Chair

Laurie Ann Goldman

Nital Scott

ADDITIONAL INFORMATION

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials

Pursuant to SEC Rule 14a-8, some stockholder proposals may be eligible for inclusion in the Company’s proxy statement for the 2026 annual meeting of stockholders. To be considered for inclusion in next year’s proxy statement, stockholder proposals must be received by our Secretary at our principal executive offices no later than the close of business on December 19, 2025.

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting

Our bylaws provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Corporate Secretary at European Wax Center, Inc., 5830 Granite Parkway, 3rd Floor, Plano, Texas 75024. To be timely, the stockholder’s notice must be delivered to or mailed and received by us not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the anniversary date of the prior year’s annual meeting, except that if the annual meeting is set for a date that is advanced by more than 30 days or delayed by more than 60 days of such anniversary date, we must receive the notice not later than the close of business on the tenth day following the day on which we first provide notice or public disclosure of the date of the Annual Meeting. Assuming the date of our 2026 annual meeting is not so advanced or delayed, stockholders who wish to make a proposal at the 2026 annual meeting must notify us no earlier than February 3, 2026 and no later than March 5, 2026. Such notice must provide the information required by our bylaws with respect to each matter the stockholder proposes to bring before the 2026 annual meeting. If you wish to obtain a free copy of our bylaws, please contact Investor Relations at European Wax Center, Inc., 5830 Granite Parkway, 3rd Floor, Plano, Texas 75024, or by through the Investor Relations website at https://investors.waxcenter.com/ir-resources/contact-ir. Additionally, for stockholder nominations to the Board to be considered at the annual meeting, to the extent that Rule 14a-19 under the Exchange Act applies, the stockholder must have complied with Rule 14a-19 under the Exchange Act.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act or the Exchange Act, the section of this Proxy Statement entitled “Audit Committee Report” will not be deemed incorporated, unless otherwise specifically provided in such filing.

A copy of the Company’s Annual Report on Form 10-K for the year ended January 4, 2025, as filed with the SEC, may be obtained by stockholders without charge by written or oral request, or may be accessed on the Internet at www.sec.gov or investors.waxcenter.com.

Householding

Only one copy of the Notice is being delivered to stockholders residing at the same address, unless such stockholders have notified the Company of their desire to receive multiple copies. The Company will promptly deliver, upon oral or written request, a separate copy of the Notice to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations. Stockholders residing at the same address and currently receiving only one copy of the Notice may contact Investor Relations to request multiple copies of this Proxy Statement in the future. Stockholders residing at the same address and currently receiving multiple copies of the Notice may contact Investor Relations to request that only a single copy of the Notice be mailed in the future. Contact Investor Relations by mail at Investor Relations, European Wax Center, Inc., 5830 Granite Parkway, 3rd Floor, Plano, Texas 75024, or by email at investors.waxcenter.com. If you hold shares through a broker, you may have consented to reducing the number of copies of materials delivered to your address. In the event you wish to revoke your consent provided to a broker, you must contact that broker to revoke your consent.

Voting by Telephone or the Internet

Provision has been made for you to vote your shares of common stock by telephone or via the Internet. You may also vote your shares by mail. Please see the proxy card or voting instruction form accompanying this Proxy Statement for specific instructions on how to cast your vote by any of these methods. Votes submitted by telephone or via the Internet must be received by 10:59 p.m. CDT on June 2, 2025. Submitting your vote by telephone or via the Internet will not affect your right to vote during the meeting should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. The Company has been advised that the Internet voting procedures that have been made available to you are consistent with the requirements of applicable law. Stockholders voting by phone or via the Internet should understand that there may be costs associated, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

Other Matters

The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting or any adjournments or postponements thereof, the people named as proxies will have discretion to vote thereon.

Logo EUROPEAN WAX CENTER EUROPEAN WAX CENTER, INC. 5830 GRANITE PARKWAY 3RD FLOOR PLANO, TX 75024 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/EWCZ2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V68122-P29405 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY EUROPEAN WAX CENTER, INC. The Board of Directors recommends you vote FOR the following: For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. 1. Election of the two director nominees named in the proxy statement as set forth below: Nominees: 01) Alexa Bartlett 02) Julia Hunter The Board of Directors recommends you vote FOR proposal 2. 2. Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm. For Against Abstain NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. V68123-P29405 EUROPEAN WAX CENTER, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS June 3, 2025 10:30 A.M., CDT The stockholder hereby appoints Gavin O’Connor and Thomas Kim as proxies with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of European Wax Center, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:30 A.M., Central Daylight Time on June 3, 2025, virtually at www.virtualshareholdermeeting.com/EWCZ2025 and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Continued and to be signed on reverse side